                        DEAN WITTER CORNERSTONE FUND II
                        DEAN WITTER CORNERSTONE FUND III
                        DEAN WITTER CORNERSTONE FUND IV
                            ------------------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                             DATED AUGUST 28, 1996

THIS SUPPLEMENT IS AN INTEGRAL PART OF, AND MUST BE READ TOGETHER WITH, THE PROSPECTUS DATED AUGUST 28, 1996 (THE "PROSPECTUS"). ALL CAPITALIZED TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS USED IN THE PROSPECTUS. ALL PAGE AND SECTION REFERENCES HEREIN ARE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY AN "S-", WHICH ARE TO THIS SUPPLEMENT.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. SEE "OFFERING RESTRICTED TO EXCHANGES" (PAGE 1), "RISK FACTORS" (PAGE 9), AND "CONFLICTS OF INTEREST" (PAGE 16).

    The Dean Witter Cornerstone Funds (the "Cornerstone Funds") are three New York limited partnerships engaged individually in the speculative trading of commodity interest contracts. The three partnerships that comprise the Cornerstone Funds are Dean Witter Cornerstone Fund II ("Cornerstone II"), Dean Witter Cornerstone Fund III ("Cornerstone III") and Dean Witter Cornerstone Fund IV ("Cornerstone IV") (individually a "Partnership" and collectively the "Partnerships").

    Each Partnership allows its Limited Partners to shift their investment among Partnerships by permitting a Limited Partner to redeem Units of Limited Partnership Interest ("Units") in one or more of the Partnerships and, with the net proceeds of such redemption, purchase Units of one or more other Partnerships at a price equal to 100% of the "Net Asset Value" thereof (assets less liabilities, divided by number of Units) (hereafter referred to as an "Exchange"). An Exchange may only be effected as of the last day of a calendar month and if certain additional conditions are satisfied. See "Plan of Distribution and Exchange Procedure." Units are only being offered and sold in Exchanges; no new investors may purchase Units, nor may current investors purchase additional Units.

    The Partnerships are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

    An investment in the Partnerships involves significant risks, including the following:

    * Commodity interest trading is speculative and volatile. The Partnerships' trading has been volatile. Such volatility could result in an investor losing all or a substantial part of his investment.

    * The Partnerships are subject to substantial charges by the Trading Managers and DWR. Cornerstone II, Cornerstone III, and Cornerstone IV must earn estimated annual net trading profits (after taking into account estimated interest income based upon current rates of 5%) of 7.11%, 8.15%, and 4.70%, respectively, of their average annual Net Assets in order to avoid depletion or exhaustion of their assets. Investors should see "Break-Even Analysis"on page S-11 for the effect of redemption charges, which are not included in the above figures.

    * No secondary market for Units exist. Units are only redeemable on the last day of any month upon at least 15 days' prior written notice to the General Partner. Certain market conditions may result in possible delays in, or inability to pay, redemptions.

    * Conflicts of interest between and among the Trading Managers, the General Partner, DWR, their affiliates and each Partnership may adversely affect the trading performance of such Partnership. See "Conflicts of Interest."

    * Each Partnership's profitability is largely dependent on the collective performance of its Trading Managers.

    * While the General Partner does not intend to make any distributions, profits earned by a Partnership in any year will result in taxable income to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN ANY ONE OF THESE POOLS NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT.

                            ------------------------
                           DEAN WITTER REYNOLDS INC.

                  THE DATE OF THIS SUPPLEMENT IS MAY 14, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE

The Cornerstone Funds...........................................................     S-1
  Performance Records...........................................................     S-1
Selected Financial Data.........................................................     S-4
Management's Discussion and Analysis of Financial Condition and Results of
  Operations....................................................................     S-5
Description of Charges to Each Partnership......................................    S-10
  1. Commodity Broker...........................................................    S-10
  2. Trading Managers...........................................................    S-10
  3. Others.....................................................................    S-10
  4. Break-Even Analysis........................................................    S-11
Capitalization..................................................................    S-12
The Trading Managers............................................................    S-12
  Dean Witter Cornerstone Fund II...............................................    S-12
    1. Abacus Trading Corporation...............................................    S-12
    2. John W. Henry & Company, Inc.............................................    S-12
    3. Northfield Trading L.P...................................................    S-15
  Dean Witter Cornerstone Fund III..............................................    S-18
    1. Welton Investment Systems Corporation....................................    S-18
    2. Abraham Trading Co.......................................................    S-19
    3. Sunrise Capital Management, Inc..........................................    S-20
  Dean Witter Cornerstone Fund IV...............................................    S-21
    1. John W. Henry & Company, Inc.............................................    S-21
    2. Sunrise Capital Management, Inc..........................................    S-21
The General Partner.............................................................    S-21
Certain Litigation..............................................................    S-22
Plan of Distribution and Exchange Procedure.....................................    S-22
Experts.........................................................................    S-22
Dean Witter Cornerstone Fund II
Dean Witter Cornerstone Fund III
Dean Witter Cornerstone Fund IV.................................................    S-23
  Independent Auditors' Report..................................................    S-23
  Statements of Financial Condition.............................................    S-24
  Statements of Operations......................................................    S-24
  Statements of Changes in Partners' Capital....................................    S-27
  Statements of Cash Flows......................................................    S-28
  Notes to Financial Statements.................................................    S-29
Demeter Management Corporation..................................................    S-35
  Independent Auditors' Report..................................................    S-35
  Statements of Financial Condition.............................................    S-36
  Notes to Statements of Financial Condition....................................    S-37
    (Certain information relating to the financial condition of Demeter
    Management
    Corporation's parent is contained in "The General Partner.")

        THE FOLLOWING INFORMATION SUPPLEMENTS, OR, IN CERTAIN INSTANCES,
         REPLACES PORTIONS OF, THE PROSPECTUS, AND ACCORDINGLY MUST BE
                  READ AS AN INTEGRAL PART OF THE PROSPECTUS.

                             THE CORNERSTONE FUNDS

     THE FOLLOWING UPDATES AND REPLACES THE FIRST THROUGH FIFTH PARAGRAPHS UNDER "THE CORNERSTONE FUNDS-- THE OFFERING OF UNITS" ON PAGE 19.

     In January 1985, Cornerstone II and III commenced their Continuing Offering of unsold Units and in May 1987, Cornerstone IV joined that Continuing Offering. Capital contributions from the sale of Units have been accepted by such Partnerships at the 144 Monthly Closings held as of February 28, 1997. As of March 1, 1997, there were 14,717.284 unsold Units available for Exchange.

     As of February 28, 1997, Cornerstone II has sold an aggregate of 41,688.948 Units and received net proceeds of $65,588,765. Included in these numbers are Exchanges of Units in Cornerstone III and IV for Units in Cornerstone II. As of February 28, 1997, Cornerstone II had Net Assets of $30,377,242 and the Net Asset Value of a Unit thereof was $3,355.64.

     As of February 28, 1997, Cornerstone III has sold an aggregate of 74,400.002 Units and received net proceeds of $137,116,764. Included in these numbers are Exchanges of Units in Cornerstone II and IV for Units in Cornerstone
III. As of February 28, 1997, Cornerstone III had Net Assets of $45,174,252 and the Net Asset Value of a Unit thereof was $2,985.83.

     As of February 28, 1997, Cornerstone IV has sold an aggregate of 100,514.123 Units and received net proceeds of $167,559,122. Included in these numbers are Exchanges of Units in Cornerstone II and Cornerstone III for Units in Cornerstone IV. As of February 28, 1997, Cornerstone IV had Net Assets of $104,429,614 and the Net Asset Value of a Unit thereof was $3,596.87.

     In connection with the offering of Units, the General Partner contributed $685,975, $1,037,606 and $2,047,422 to Cornerstone II, III and IV, respectively, and, as of February 28, 1997, the General Partner owned 217.400, 382.103 and
638.889 Units of General Partnership Interest in Cornerstone II, III and IV, respectively. As of February 28, 1997, Cornerstone II had 3,201 Limited Partners, Cornerstone III had 5,547 Limited Partners, and Cornerstone IV had 9,351 Limited Partners.

     THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION CONTAINED ON PAGES 20-23. THE FOOTNOTES ON PAGE 24 ARE AN INTEGRAL PART OF THE FOLLOWING TABLES.

PERFORMANCE RECORDS

Performance of Dean Witter Cornerstone Fund II

      Capsule I sets forth the actual performance record of Cornerstone II from January 1, 1992 through February 28, 1997. As of the date of this Prospectus Supplement, all funds received at Monthly Closings are being allocated two-thirds to John W. Henry & Company, Inc. ("JWH"(R)) and one-third to Northfield Trading L.P., and the funds allocated to JWH are allocated to its Original Investment Program, Global Diversified Portfolio, and International Foreign Exchange Program. In the future, allocations and/or reallocations may be made among such systems and/or additional systems. See "The Trading Managers--Dean Witter Cornerstone Fund II."

Performance of Dean Witter Cornerstone Fund III

     Capsule II sets forth the actual performance record of Cornerstone III from January 1, 1992 through February 28, 1997. As of the date of this Prospectus Supplement, all funds received at Monthly Closings are being allocated approximately one-half to Sunrise, approximately one-quarter each to WISC and Abraham. See "The Trading Managers--Dean Witter Cornerstone Fund III."

Performance of Dean Witter Cornerstone Fund IV

     Capsule III sets forth the actual performance record of Cornerstone IV from January 1, 1992 through February 28, 1997. Since the commencement of trading on May 1, 1987, Cornerstone IV's trading has been directed by its initial two Trading Managers, JWH and Sunrise. As of the date of this Prospectus Supplement, all
                                      S-1
funds received by Cornerstone IV at Monthly Closings are being allocated equally between its Trading Managers. See "The Trading Managers--Dean Witter Cornerstone Fund IV."

                               ------------------

     INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN CAPSULES I, II AND III AND THE FOOTNOTES THERETO IS NOT INDICATIVE OF, AND HAS NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY CORNERSTONE II, III AND IV, RESPECTIVELY, IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS. THERE CAN BE NO ASSURANCE THAT ANY PARTNERSHIP WILL MAKE ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY TRADING.

                                                                           TABLE
                                       I
                 PERFORMANCE OF DEAN WITTER CORNERSTONE FUND II

                               Type of Pool: Publicly-Offered Pool
                       Inception of Trading: January 1985
                    Aggregate Subscriptions: $65,588,765
                     Current Capitalization: $30,377,242
           Current Net Asset Value per Unit: $3,355.64
             Worst Monthly Percent Drawdown: (9.76)% (January 1992)
             Worst Month-end Peak-to-Valley: (22.29)% (5 months, 1/92-5/92)
          Cumulative Return Since Inception: 244.17%

    MONTHLY RATES OF
         RETURN                  1997           1996           1995           1994           1993           1992
------------------------        ------         ------         ------         ------         ------         ------
                                  %              %              %              %              %              %
January                           3.58           1.98          (2.85)         (3.17)         (3.97)         (9.76)
February                          2.67          (6.13)         10.88           0.12           7.79          (6.72)
March                                            0.07          13.73           3.16          (0.07)         (1.84)
April                                            4.76           4.18          (2.59)          3.10          (3.08)
May                                             (3.14)         (0.37)          3.84           0.82          (2.96)
June                                             2.60          (0.29)          2.50          (0.89)          8.27
July                                            (4.06)         (3.82)         (3.86)          7.92          10.24
August                                          (3.28)         (0.46)         (4.70)         (5.45)         10.80
September                                        5.37          (2.52)          0.77          (1.69)         (5.19)
October                                         10.42          (0.40)         (5.31)         (2.62)         (1.08)
November                                         5.53           3.20           3.35          (0.30)          2.01
December                                        (1.90)          4.00          (2.80)          3.87           0.34
Compound Annual
(Period) Rate of Return           6.35          11.47          26.50          (8.93)          7.81          (1.34)

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                                                           TABLE
                                       II
                PERFORMANCE OF DEAN WITTER CORNERSTONE FUND III

                               Type of Pool: Publicly-Offered Pool
                       Inception of Trading: January 1985
                    Aggregate Subscriptions: $137,116,764
                     Current Capitalization: $45,174,252
           Current Net Asset Value per Unit: $2,985.83
             Worst Monthly Percent Drawdown: (15.04)% (February 1996)
             Worst Month-end Peak-to-Valley: (31.35)% (52 months, 10/90-1/95)
          Cumulative Return Since Inception: 206.24%

    MONTHLY RATES OF
         RETURN                  1997           1996           1995           1994           1993           1992
------------------------        ------         ------         ------         ------         ------         ------
                                  %              %              %              %              %              %
January                           3.12           2.09          (7.31)        (10.58)         (5.57)        (10.46)
February                          6.63         (15.04)          1.88          (3.06)          8.96          (7.07)
March                                           (0.93)         12.40           4.47          (2.60)         (7.16)
April                                            9.35           2.44          (3.23)          4.13          (0.13)
May                                             (5.33)          4.24           3.78           1.60          (0.36)
June                                             1.95           0.10           5.60           0.17          10.37
July                                            (3.95)         (4.17)         (3.86)          4.79          11.46
August                                          (1.06)          1.89          (6.49)         (9.31)          7.63
September                                        4.17           0.63           3.82          (4.97)         (4.16)
October                                         13.53          (1.66)          4.08          (6.08)         (6.21)
November                                         5.14           6.35           0.09          (2.42)          0.44
December                                         1.01           9.37          (3.68)          8.32          (3.25)
Compound Annual
(Period) Rate of Return           9.95           8.24          27.50         (10.04)         (4.78)        (11.08)

                                                                           TABLE
                                      III
                 PERFORMANCE OF DEAN WITTER CORNERSTONE FUND IV

                               Type of Pool: Publicly-Offered Pool
                       Inception of Trading: January 1985
                    Aggregate Subscriptions: $167,555,122
                     Current Capitalization: $104,429,614
           Current Net Asset Value per Unit: $3,596.87
             Worst Monthly Percent Drawdown: (9.64)% (January 1992)
              Worst Month-end Peak-to-Valley (37.85)% (18 months, 8/93-1/95)
          Cumulative Return Since Inception: 268.91%

    MONTHLY RATES OF
         RETURN                  1997           1996           1995           1994           1993           1992
------------------------        ------         ------         ------         ------         ------         ------
                                  %              %              %              %              %              %
January                           5.34           3.19          (7.65)         (1.12)         (5.29)         (9.64)
February                          6.55          (5.78)          6.27          (2.75)         12.92          (7.40)
March                                            2.80          27.02           0.29          (2.55)          1.60
April                                            2.97           2.39          (3.19)          0.03          (6.40)
May                                              1.19          (4.83)         (3.65)          3.95           2.71
June                                            (0.23)         (0.62)          6.72           0.92          15.10
July                                            (3.51)         (1.06)         (4.21)          5.87           7.47
August                                          (2.69)          5.49          (3.57)         (5.57)         17.25
September                                        0.32          (0.06)          1.66          (2.10)         (4.21)
October                                          8.80           0.74           4.93          (7.48)         (0.99)
November                                         4.25          (2.57)         (6.82)         (7.50)          0.60
December                                         1.76          (0.52)         (2.73)         (0.78)         (2.40)
Compound Annual
(Period) Rate of Return          12.24          12.97          22.96         (14.27)         (9.12)         10.37

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

     THE FOLLOWING REPLACES THE SECOND PARAGRAPH OF "FOOTNOTES TO CAPSULES I, II AND III" ON PAGE 24.

     (a) "Monthly Rate of Return" is the percentage change in Net Asset Value per Unit from one month to another.
                            SELECTED FINANCIAL DATA

     THE FOLLOWING UPDATES AND REPLACES "SELECTED FINANCIAL DATA" ON PAGE 25.

     The following are the results of operations of Cornerstone II, III and IV for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. For the complete financial statements of the Partnerships, see page F-2 of the Prospectus and page S-23 of this Prospectus Supplement. For performance information with respect to each Partnership, see "The Cornerstone Funds--Performance Records."

                                                                        DEAN WITTER CORNERSTONE FUND II
                                                -------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------

                                                   1996             1995             1994             1993             1992
                                                -----------      -----------      -----------      -----------      -----------
                                                     $                $                $                $                $
REVENUES
Trading Profit (Loss):
Realized                                          7,321,679       11,081,716         (878,688)       2,539,342        7,025,818
Net change in unrealized                         (2,051,673)        (947,973)         556,567        2,029,459       (5,295,641)
                                                -----------      -----------      -----------      -----------      -----------
Total Trading Results                             5,270,006       10,133,743         (322,121)       4,568,801        1,730,177
Interest income (DWR)                             1,179,784        1,471,022        1,153,003          694,085          730,244
                                                -----------      -----------      -----------      -----------      -----------
Total Revenues                                    6,449,790       11,604,765          830,882        5,262,886        2,460,421
                                                -----------      -----------      -----------      -----------      -----------
EXPENSES
Brokerage commissions (DWR)                       1,719,932        1,864,093        2,336,047        1,773,947        1,757,227
Management fees                                   1,167,223        1,307,872        1,346,905        1,157,221        1,051,459
Incentive fees                                      329,590          381,720               --           19,886              461
Transaction fees and costs                          170,971          160,238          194,384          141,974          146,367
Common Administrative Expenses                       14,612            8,183           49,101           68,511           69,697
Amortization of organization costs                       --               --               --               --               --
                                                -----------      -----------      -----------      -----------      -----------
Total Expenses                                    3,402,328        3,722,106        3,926,437        3,161,539        3,025,211
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS)                                 3,047,462        7,882,659       (3,095,555)       2,101,347         (564,790)
                                                -----------      -----------      -----------      -----------      -----------
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS) PER UNIT FOR PERIOD
Limited Partners                                     324.71           592.90          (219.47)          178.05           (30.96)
General Partner                                      324.71           592.90          (219.47)          178.05           (30.96)
TOTAL ASSETS AT END OF PERIOD                    30,046,842       31,558,306       32,062,117       32,511,448       27,333,796
TOTAL NET ASSETS AT THE END OF PERIOD            29,046,170       30,828,888       31,372,002       31,941,373       26,579,165
NET ASSET VALUE PER UNIT AT THE END OF PERIOD
Limited Partners                                   3,155.36         2,830.65         2,237.75         2,457.22         2,279.17
General Partner                                    3,155.36         2,830.65         2,237.75         2,457.22         2,279.17
                                                                       DEAN WITTER CORNERSTONE FUND III
                                                -------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------
                                                   1996             1995             1994             1993             1992
                                                -----------      -----------      -----------      -----------      -----------
                                                     $                $                $                $                $
REVENUES
Trading Profit (Loss):
Realized                                          8,925,181       14,260,042          913,869         (627,751)       8,714,136
Net change in unrealized                         (2,997,491)         561,437       (1,350,056)       3,815,157      (10,192,893)
                                                -----------      -----------      -----------      -----------      -----------
Total Trading Results                             5,927,690       14,821,479         (436,187)       3,187,406       (1,478,757)
Interest income (DWR)                             1,657,400        2,061,461        1,744,148        1,445,561        1,771,620
                                                -----------      -----------      -----------      -----------      -----------
Total Revenues                                    7,585,090       16,882,940        1,307,961        4,632,967          292,863
                                                -----------      -----------      -----------      -----------      -----------
EXPENSES
Brokerage commissions (DWR)                       2,772,496        3,499,743        4,417,718        4,587,865        5,203,792
Management fees                                   1,629,715        1,828,013        2,014,028        2,375,033        2,536,398
Incentive fees                                           --               --               --               --               --
Transaction fees and costs                          379,973          502,332          434,287          348,493          390,742
Common Administrative Expenses                       24,702           21,158          122,423          150,937          154,323
Amortization of organization costs                       --               --               --               --               --
                                                -----------      -----------      -----------      -----------      -----------
Total Expenses                                    4,806,886        5,851,246        6,988,456        7,462,328        8,285,255
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS)                                 2,778,204       11,031,694       (5,680,495)      (2,829,361)      (7,992,392)
                                                -----------      -----------      -----------      -----------      -----------
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS) PER UNIT FOR PERIOD
Limited Partners                                     206.83           541.04          (219.67)         (109.91)         (286.23)
General Partner                                      206.83           541.04          (219.67)         (109.91)         (286.23)
TOTAL ASSETS AT END OF PERIOD                    43,137,470       48,156,795       48,308,274       57,323,283       61,615,811
TOTAL NET ASSETS AT THE END OF PERIOD            42,035,358       46,949,674       47,002,453       56,156,693       60,300,087
NET ASSET VALUE PER UNIT AT THE END OF PERIOD
Limited Partners                                   2,715.51         2,508.68         1,967.64         2,187.31         2,297.22
General Partner                                    2,715.51         2,508.68         1,967.64         2,187.31         2,297.22

                                                                        DEAN WITTER CORNERSTONE FUND IV
                                                -------------------------------------------------------------------------------
                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------

                                                   1996             1995             1994             1993             1992
                                                -----------      -----------      -----------      -----------      -----------
                   REVENUES                          $                $                $                $                $
Trading Profit (Loss):
Realized                                         10,304,825       27,041,974      (10,447,878)      (4,335,118)      34,953,946
Net change in unrealized                          5,260,377         (198,148)      (1,726,877)         717,487      (16,706,667)
                                                -----------      -----------      -----------      -----------      -----------
Total Trading Results                            15,565,202       26,843,826      (12,174,755)      (3,617,631)      18,247,279
Interest income (DWR)                             3,924,420        4,912,698        4,129,344        2,937,637        2,509,220
                                                -----------      -----------      -----------      -----------      -----------
Total Revenues                                   19,489,622       31,756,524       (8,045,411)        (679,994)      20,756,499
                                                -----------      -----------      -----------      -----------      -----------
EXPENSES
Management fees                                   3,904,737        4,575,372        4,952,206        4,945,676        3,806,489
Incentive fees                                           --               --            7,659        1,400,473        1,415,723
Brokerage commissions (DWR)                       3,781,486        2,776,225        5,336,659        6,634,741        4,544,067
Transaction fees and costs                          222,993          168,718          339,083          398,959          264,789
Common Administrative Expenses                       47,685           39,890          228,633          223,551          192,980
Amortization of organization costs                       --               --               --               --              800
                                                -----------      -----------      -----------      -----------      -----------
Total Expenses                                    7,956,901        7,560,205       10,864,240       13,603,400       10,224,848
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS)                                11,532,721       24,196,319      (18,909,651)     (14,283,394)      10,531,651
                                                -----------      -----------      -----------      -----------      -----------
                                                -----------      -----------      -----------      -----------      -----------
NET INCOME (LOSS) PER UNIT FOR PERIOD
Limited Partners                                     367.93           529.66          (383.89)         (270.10)          278.32
General Partner                                      367.93           529.66          (383.89)         (270.10)          278.32
TOTAL ASSETS AT END OF PERIOD                    97,292,310      105,362,851      112,210,624      127,032,391      109,126,365
TOTAL NET ASSETS AT THE END OF PERIOD            95,496,244      103,667,011      109,892,266      125,200,630      104,024,062
NET ASSET VALUE PER UNIT AT THE END OF PERIOD
Limited Partners                                   3,204.66         2,836.73         2,307.07         2,690.96         2,961.06
General Partner                                    3,204.66         2,836.73         2,307.07         2,690.96         2,961.06

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER THE SUBCAPTION "RESULTS OF OPERATIONS" ON PAGES 26-33.

CORNERSTONE II

     Results of Operations for 1996. Cornerstone II recorded gains during January as short positions in the Japanese yen profited from a decline in value relative to the U.S. dollar. Additional gains were recorded from long positions in European bonds as prices moved higher. Losses were experienced during February due primarily to a sharp trend reversal in the value of the Japanese yen relative to the U.S. dollar. Additional losses were recorded as a result of short-term volatile price movement in crude oil futures. Smaller losses were experienced in soft commodities and financial futures. Cornerstone II recorded small gains in March primarily from long crude oil futures positions. Additional gains were recorded from transactions involving the Australian dollar and Japanese yen. Losses recorded in the financial futures, metals and agricultural markets offset a majority of these gains.

     During April, Cornerstone II recorded gains from short positions in the Swiss franc, German mark and French franc as the value of these currencies moved lower relative to the U.S. dollar. Additional gains were recorded in the agricultural, energy and metals markets. Losses were experienced during May due primarily to choppy price movement in non-U.S. interest rate futures. Additional losses were recorded from previously established long crude oil futures positions as prices reversed lower. A portion of these losses was offset by gains recorded in the currency and agricultural markets. In June, gains were recorded from short positions in copper futures as prices declined sharply on news of significant losses incurred in copper by Sumitomo Corporation. Additional gains were experienced in the soft commodities and currency markets.

     Cornerstone II recorded losses during July from short corn and soybean futures positions as prices moved sharply higher early in the month. Additional losses were experienced from short positions in the Japanese yen and Swiss franc as the value of these currencies moved higher versus the U.S. dollar. Losses were recorded in
                                      S-5

August from long German mark positions as its value moved lower relative to the U.S. dollar. Additional losses were recorded from short positions in coffee futures as prices reversed higher. Gains in the energy and financial futures markets offset a portion of these losses. Cornerstone II recorded strong gains during September primarily as a result of long crude oil futures positions as energy prices continued to trend higher. Additional gains were recorded from long European and Japanese bond futures positions as prices moved higher during the month. Smaller gains were experienced in the agricultural, currency and metals markets.

     Significant gains were recorded during October as a result of a continued upward price trend in global interest rate futures. Long positions in the British pound and short positions in the Japanese yen also provided profits for Cornerstone II. Smaller gains were experienced in the agricultural markets. Gains were recorded in November as European, U.S. and Japanese bond futures maintained their upward trend. A dramatic move higher in the value of the British pound resulted in additional gains for the Partnership's long positions. Smaller gains were recorded in the metals and energy markets. Losses were recorded in December due primarily to a sharp reversal lower in global interest rate futures prices. Smaller losses were experienced from trading in soft commodities. A portion of these losses was offset by gains in the energy, currency and agricultural markets.

     To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine, line by line, the Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury Bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income totals for each year. During 1996, a reduction in U.S. Treasury bill rates and in the size of the Partnership resulted in a decrease in interest income to the Partnership.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's Trading Managers. These expenses declined in the aggregate in 1996 as a result of the presence of more long-term price trends in futures markets in which the Partnership's Trading Managers concentrate their participation, as well as a reduction of the 3/4 of 1% monthly cap on aggregate commissions and transaction fees and costs to 13/20 of 1% on September 1, 1996.

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. These fees decreased in 1996 as a result of the reduction in the Partnership's assets. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. Incentive fees were paid in 1996.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased during 1996 as a result of increased audit and tax audit fees and expenses.

CORNERSTONE III

     Results of Operations for 1996. Cornerstone III recorded profits during January primarily from long positions in Eurodollar futures as interest rate futures prices increased. Additional gains were recorded from short Japanese yen positions as its value decreased relative to the U.S. dollar. Losses recorded in soft commodities, energies and agriculturals offset a portion of these gains. In February, Cornerstone III recorded significant losses due primarily to a sharp reversal lower in global bond futures prices. Additional losses were recorded from previously established short positions in the Japanese yen as its value increased suddenly relative to the U.S. dollar. Losses were experienced during March from trading in the financial futures markets as both global interest rate and stock index futures prices moved in a short-term volatile pattern. Trading gains experienced in the energy and currency markets offset a portion of the overall Partnership losses during March.

     In April, Cornerstone III recorded strong gains as long positions in corn futures profited from an upward move in prices. Gains were also recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower versus the U.S. dollar. Smaller gains were recorded in the energy markets. In May, losses were recorded due primarily to long positions in coffee futures as prices moved lower late in the month. Additional losses were recorded from a sharp reversal lower in copper prices. Smaller losses were experienced in the energy and financial futures markets. Gains in the currency and agricultural markets helped to mitigate these losses. During June, gains were recorded from short copper futures positions as prices moved dramatically lower on news of severe losses recorded in copper by Sumitomo Corporation. Long natural gas and crude oil futures positions also profited, as prices finished the month higher. These gains were partially offset by losses in U.S. and Japanese interest rate futures.

     During July, Cornerstone III recorded losses due to trendless price movement in several market complexes. The most significant losses were recorded in the agricultural and currency markets. Smaller losses were
                                      S-6
recorded in the energy and metal markets. Losses were recorded in August primarily from short positions in coffee futures as prices reversed higher. Additional losses were recorded in the metals and currency markets. Gains recorded in the energy markets, due to an upward trend in oil prices, helped to offset these losses. Strong gains were recorded during September as previously established long crude and heating oil futures positions profited from a continued upward price trend. Additional gains were recorded from long European and Japanese bond futures positions as prices moved steadily higher.

     Significant gains were recorded during October due primarily to long positions in the British pound and short positions in the Japanese yen. Gains were also recorded in financial futures as global bond futures prices continued to trend higher. Smaller gains were recorded in the agricultural and soft commodities markets. Gains in November were recorded as European and U.S. bond futures profited from a continued upward trend in global interest rate futures prices. A continued move higher in the value of the British pound resulted in additional gains for Cornerstone III's long positions. Smaller gains were recorded in the energy and metals markets. Cornerstone III recorded gains in December from short positions in the Swiss franc and Japanese yen as the value of these currencies continued to move lower versus the U.S. dollar. Additional gains were recorded from trading natural and unleaded gas futures. A portion of these gains was offset by losses in the financial futures and soft commodities markets.

     To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine, line by line, the Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income annual totals. A reduction in U.S. Treasury bill rates during 1996, coupled with a decline in Partnership's assets, resulted in a decrease in interest income paid to the Partnership.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's Trading Managers. Brokerage commissions and transaction fees and costs decreased in the aggregate in 1996 due to a reduction in the Partnership's Net Assets, as well as a reduction of the 3/4 of 1% monthly cap on aggregate commissions and transaction fees and costs to 13/20 of 1% on September 1, 1996.

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. Management fees decreased in 1996 as a result of the reduction in Partnership assets. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. Incentive fees were not paid in 1996.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased in 1996 as a result of increased audit and tax audit fees and expenses.

CORNERSTONE IV

     Results of Operations for 1996. Cornerstone IV recorded gains during January as short positions in the Japanese yen profited from a decline in value relative to the U.S. dollar. Smaller gains were recorded from transactions involving the New Zealand dollar and Swedish krona. Losses from trading in the British pound, Swiss franc and Italian lira offset a portion of these gains. During February, Cornerstone IV experienced losses as a result of a dramatic reversal in the previous downward move in the value of the Japanese yen and most major European currencies relative to the U.S. dollar. Small gains from long positions in the Australian dollar offset a portion of the month's overall losses. Gains were recorded during March from long Australian dollar positions as its value trended higher versus the U.S. dollar and other world currencies. Short Japanese yen positions also profited as its value moved lower relative to the U.S. dollar.

     During April, Cornerstone IV recorded gains from short positions in the German mark, as well as in the Swiss and French francs, as the value of these currencies declined relative to the U.S. dollar. A portion of these gains was offset by losses recorded from previously established short positions in the Japanese yen, as the value of the yen moved higher. In May, gains were recorded as the value of the Australian dollar continued to move higher versus other major world currencies. Additional gains were experienced from long British pound positions as its value also moved higher, and from short positions in the Swiss franc as its value declined versus the U.S. dollar. These gains were partially offset by losses from choppy movement in the value of the Japanese yen and German mark. Cornerstone IV experienced small losses in June as the value of the Australian dollar reversed lower relative to other world currencies. Short-term volatility in the value of the New Zealand dollar
                                      S-7
and Swiss franc resulted in smaller losses being recorded. A majority of these losses was offset by gains recorded from short positions in the Japanese yen.

     Losses were recorded during July from short Japanese yen positions as its value moved sharply higher versus the U.S. dollar. Additional losses were recorded from short Swiss franc positions as its value moved higher following a brief move lower. During August, losses were recorded as a result of trend reversals and choppy movement in the value of most major currencies relative to the U.S. dollar. The most significant losses were recorded from previously established short Australian dollar positions, and from long positions in the French franc and German mark. Cornerstone IV recorded small profits in September as the downward trend in the value of the Japanese yen relative to the U.S. dollar re-emerged. Smaller gains were recorded from long New Zealand dollar positions as its value moved higher versus the U.S. dollar and other world currencies. These gains were partially offset by losses experienced from trading in the German mark, Australian dollar and Swiss franc.

     Significant gains were recorded during October due primarily to a dramatic increase in the value of the British pound relative to the U.S. dollar and other major currencies. Additional gains were recorded from short Japanese yen positions as its value continued to trend lower. During November, gains were recorded as the value of the British pound continued its climb versus the U.S. dollar. Additional gains were recorded from short Swiss franc positions as its value decreased versus the U.S. dollar, and from long Australian dollar positions, as its value finished the month higher relative to the U.S. dollar and certain European currencies. Cornerstone IV recorded gains during December as a result of short Swiss franc and Japanese yen positions as the value of these currencies continued their recent trend lower relative to the U.S. dollar. These gains were partially offset by losses recorded from long Australian dollar positions as its value reversed sharply lower early in the month.

     To enhance the foregoing comparisons of results of operations from year to year, prospective investors can examine, line by line, the Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury Bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income annual totals. During 1996, the interest income to the Partnership decreased due to a decline of interest rates on U.S. Treasury Bills and a reduction in the Partnership's assets.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's two Trading Managers. Brokerage commissions and transaction fees and costs increased in the aggregate in 1996 due to increased trading by the Partnership's Trading Managers (although the 3/4 of 1% monthly cap on aggregate commissions and transaction fees and costs was reduced to 13/20 of 1% on September 1, 1996).

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. Management fees decreased in 1996 as a result of the reduction in Partnership assets. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. No incentive fees were paid in 1996.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased in 1996 as a result of increased audit and tax audit fees and expenses.

     Each of the three Partnerships recorded profits for 1996 primarily by taking advantage of price trends in the currency markets between September and November. Cornerstone II and III also profited from trading in the energy and financial futures markets during this same time period. These gains, coupled with smaller gains in the currency and commodity markets during the second quarter, as well as from the Trading Managers' ability to limit losses from trend reversals and choppy price movement earlier in the year, contributed to each of the Fund's success in 1996. Effective July 1, 1996, Demeter Management Corporation, General Partner to Cornerstone III, removed CCA Capital Management, Inc. ("CCA"), as a Trading Manager to Cornerstone III. All assets formerly managed by CCA were reallocated evenly between two new Trading Managers for Cornerstone III, Abraham Trading Company and Welton Investment Systems Corporation. The General Partner believes that Cornerstone III has benefited from this mix of Trading Managers, and will continue to do so given the opportunity for trending market conditions.

     Since they began trading in 1985 through February 28, 1997, Cornerstone II and III have increased by 244.2% (a compound annualized return of 10.7%) and 206.2% (a compound annualized return of 9.6%), respectively. Since it began trading in 1987 through February 28, 1997, Cornerstone IV has increased by 268.9% (a compound annualized return of 14.2%).

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION STARTING AT THE FIFTH PARAGRAPH OF PAGE 35 AND ENDING ON PAGE 36.

     At December 31, 1996, open futures, options and forward contracts were as follows:

                                                        CORNERSTONE II       CORNERSTONE III      CORNERSTONE IV
                                                        ---------------      ---------------      ---------------
                                                               $                    $                    $
EXCHANGE-TRADED CONTRACTS:
Financial Futures:
  Commitments to Purchase..........................        18,287,000          118,163,000           93,583,000
  Commitments to Sell..............................        70,723,000           59,405,000          118,029,000
  Options Written..................................          --                 18,613,000             --
Commodity Futures:
  Commitments to Purchase..........................         6,346,000           17,683,000             --
  Commitments to Sell..............................        14,596,000           22,811,000             --
  Options Written..................................          --                 18,407,000             --
Foreign Futures:
  Commitments to Purchase..........................        57,075,000           62,344,000             --
  Commitments to Sell..............................         8,798,000           22,390,000             --
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
  Commitments to Purchase..........................        26,688,000              420,000          208,140,000
  Commitments to Sell..............................        18,334,000            1,379,000          205,227,000

     A portion of the amounts indicated as off-balance sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

     The net unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts"on the Statements of Financial Condition and, at December 31, 1996, totaled $1,316,434 for Cornerstone II, $2,580,803 for Cornerstone III, and $5,330,520 for Cornerstone IV.

     For Cornerstone II, of the $1,316,434 net unrealized gain on open contracts at December 31, 1996, $1,342,050 related to exchange-traded futures contracts and $(25,616) related to off-exchange-traded forward currency contracts.

     For Cornerstone III, the $2,580,803 net unrealized gain on open contracts at December 31, 1996, $2,589,289 related to exchange-traded futures contracts and $(8,487) related to off-exchange-traded forward currency contracts.

     For Cornerstone IV, of the $5,330,520 net unrealized gain on open contracts at December 31, 1996, $5,350,525 related to exchange-traded futures contracts and $(20,005) related to off-exchange-traded forward currency contracts.

     Exchange-traded futures contracts held by the Partnerships at December 31, 1996 mature through June 1998 for Cornerstone II, June 1997 for Cornerstone III, and March 1997 for Cornerstone IV. Off-exchange-traded forward currency contracts held by the Partnerships at December 31, 1996 mature through March 1997 for each of Cornerstone II and Cornerstone IV and January 1997 for Cornerstone III.

     The Partnerships also have credit risk because DWR acts as the futures commission merchant or the sole counterparty with respect to most of the Partnerships' assets. Exchange-traded futures contracts are marked to market and variations in value are settled on a daily basis. DWR, as the futures commission merchant for all of the Partnerships' exchange-traded futures contracts, is required, pursuant to regulations of the CFTC, to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts, including an amount equal to the net unrealized gain on all open futures contracts, which totaled at December 31, 1996, $29,851,316, $43,176,300 and $97,006,924 for Cornerstone II, Cornerstone
III and Cornerstone IV, respectively. With respect to the Partnerships' off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded contracts, the Partnerships are at risk to the ability of DWR, the counterparty on all such contracts, to perform.

     For the year ended December 31, 1996, the average fair value of financial instruments held for trading purposes was as follows:

                                                                             CORNERSTONE II
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures...........................................       48,469,000             47,433,000
  Commodity Futures...........................................       24,459,000             22,228,000
  Foreign Futures.............................................       43,821,000             14,875,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................       38,522,000             44,536,000

                                                                             CORNERSTONE III
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures...........................................      105,128,000             74,480,000
  Options on Financial Futures................................          --                  10,138,000
  Commodity Futures...........................................       44,276,000             18,531,000
  Options on Commodity Futures................................          --                   2,763,000
  Foreign Futures.............................................       80,000,000             27,228,000
  Options on Foreign Futures..................................          --                         584
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................          233,000                354,000

                                                                             CORNERSTONE IV
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS...................       67,114,000            125,331,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................      334,452,000            334,461,000

     See "Selected Financial Data" and "Independent Auditors' Report."

     Inflation has not been, and is not expected to be, a major factor in the Partnerships' operations.

                   DESCRIPTION OF CHARGES TO EACH PARTNERSHIP

     THE FOLLOWING UPDATES AND REPLACES THE SECOND SENTENCE UNDER "RISK FACTORS--RISKS RELATING TO THE PARTNERSHIPS--SUBSTANTIAL CHARGES TO EACH PARTNERSHIP" ON PAGE 12.

     For the years ended December 31, 1996, 1995 and 1994: (i) Cornerstone II had total expenses of $3,402,328, $3,722,106, and $3,926,437, respectively; (ii)
Cornerstone III had total expenses of $4,806,886, $5,851,246, and $6,988,456, respectively; and (iii) Cornerstone IV had total expenses of $7,956,901, $7,560,205, and $10,864,240, respectively.

     THE FOLLOWING UPDATES THE INFORMATION UNDER "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--1. COMMODITY BROKER," "--2. TRADING MANAGERS," AND "--3. OTHERS" ON PAGES 39-41.

     For the year ended December 31, 1996, Cornerstone II, Cornerstone III, and Cornerstone IV paid brokerage commissions of $1,719,932, $2,772,496, and $3,781,486, respectively.

     For the year ended December 31, 1996, Cornerstone II, Cornerstone III, and Cornerstone IV paid aggregate management fees of $1,167,223, $1,629,715, and $3,904,737, respectively.

     For the year ended December 31, 1996, Cornerstone II, Cornerstone III, and Cornerstone IV paid aggregate incentive fees of $329,590, $0, and $0, respectively.

     For the year ended December 31, 1996, Cornerstone II, Cornerstone III, and Cornerstone IV incurred common administrative expenses of $14,612, $24,702, and $47,685, respectively; none incurred any extraordinary expenses.

     For the year ended December 31, 1996, Cornerstone II, Cornerstone III, and Cornerstone IV incurred transaction fees and costs of $170,971, $379,973, and $222,993, respectively.

     THE FOLLOWING UPDATES THE BREAK EVEN INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE DEAN WITTER CORNERSTONE FUNDS" ON PAGES 1-7, AND UPDATES AND REPLACES "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--4. BREAK EVEN ANALYSIS" ON PAGES 42-43 TO REFLECT A CURRENT SELLING PRICE.

4. BREAK EVEN ANALYSIS

     Based upon the annual fees and expenses of Cornerstone II, Cornerstone III and Cornerstone IV from January 1, 1992 through February 28, 1997, the Partnerships will be required to earn estimated annual net trading profits (after taking into account estimated interest income based upon current rates of 5%) of 7.11%, 8.15% and 4.70%, respectively, per year of their average annual Net Assets in order for a Limited Partner to break-even (earning profits sufficient to recoup its investment) upon redemption after one year.

     Based upon the selling price as of February 28, 1997, Cornerstone II, Cornerstone III and Cornerstone IV must earn estimated net trading profits of $238.47, $243.25 and $168.94 per Unit, respectively, in order for a Limited Partner to recoup its investment upon redemption of a Unit after one year after payment by the Partnership of its expenses (as calculated below).

                                                      CORNERSTONE II    CORNERSTONE III    CORNERSTONE IV
                                                      --------------    ---------------    --------------
                                                            $                  $                 $
Selling Price per Unit (as of February 28, 1997)
(1)................................................       3,355.64          2,985.83           3,596.87
Management Fee (2).................................         139.82            124.41             149.87
Brokerage Commissions (3)..........................         210.06            209.31             149.27
Less: Interest Income (4)..........................        (134.23)          (119.43)           (143.87)
Transaction Costs (5)..............................          18.12             23.59               8.99
Administrative Expenses (6)........................           4.70              5.37               4.68
Incentive Fee (7)..................................             --                --                 --
Amount of Trading Income Required for a Limited
  Partner to Recoup its Investment at the End of
  One Year.........................................         238.47            243.25             168.94
Percentage of Selling Price........................          7.11%             8.15%              4.70%

------------------------------------

(1) Units of each Partnership are offered for sale in Exchanges at Monthly Closings to be held as of the last day of each month at a purchase price equal to 100% of the Net Asset Value of the Unit.

(2) Monthly management fees are equal to 1/3 of 1% of the Net Assets allocated to each Trading Manager on the last day of each month (a 4% annual rate).

(3) Each Partnership pays brokerage commissions at an average rate of approximately $75 per roundturn. Effective September 1, 1996, aggregate commissions and transaction fees and costs with respect to each Trading Manager's allocated Net Assets have been capped at 13/20 of 1% per month (a maximum 7.8% annual rate) (in the case of Trading Managers which employ multiple trading systems in trading on behalf of a Partnership, the foregoing 13/20 of 1% cap is applied on a per trading system basis). Brokerage commissions have averaged 6.26%, 7.82% and 4.15% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, brokerage commissions, except for Cornerstone III, were assumed to be the foregoing percentages. For Cornerstone III, such rate was reduced to 7.01% in conformity with the new cap.

(4) DWR credits each Partnership at month-end with interest income as if 80% of such Partnership's average daily Net Assets for the month were invested at a prevailing rate on U.S. Treasury Bills. Such rate was estimated based upon current rates of 5%.

(5) Transaction fees and costs have averaged 0.54%, 0.79% and 0.25% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, transaction fees and costs were assumed to be the foregoing percentages. Effective September 1, 1996, aggregate transaction fees and costs and brokerage commissions have been capped at 13/20 of 1% per month of a Partnership's month-end Net Assets allocated to each Trading Manager.

(6) Administrative expenses have averaged 0.14%, 0.18% and 0.13% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, administrative expenses were assumed to be the foregoing percentages.

(7) Incentive fees are assumed to be zero because each Trading Manager's trading profits are assumed to equal expenses.

                                 CAPITALIZATION

     THE FOLLOWING UPDATES AND REPLACES "CAPITALIZATION" ON PAGES 47-48.

     The following table sets forth the actual capitalization of the Partnerships as of February 28, 1997. Since unsold Units may only be sold in Exchanges, which requires a redemption of Units from one Partnership and the purchase of Units in one or two of the other Partnerships, it is impractical to provide a pro forma table reflecting the capitalization of the Partnerships if all unsold Units are sold, since redemptions would, of necessity, offset sales.

     There will be no difference insofar as sharing of profits and losses are concerned between Units of Limited Partnership Interest and Units of General Partnership Interest.

                                                                                            AMOUNT
                                                                                          OUTSTANDING
                                                                                             AS OF
                                                                                         FEBRUARY 28,
                                    TITLE OF CLASS                                           1997
--------------------------------------------------------------------------------------   -------------
Cornerstone II:
  Limited Partnership Interest........................................................     29,647,726
  General Partnership Interest........................................................        729,516
                                                                                         -------------
     Total............................................................................     30,377,242
                                                                                         -------------
                                                                                         -------------
Cornerstone III:
  Limited Partnership Interest........................................................     44,033,359
  General Partnership Interest........................................................      1,140,893
                                                                                         -------------
     Total............................................................................     45,174,252
                                                                                         -------------
                                                                                         -------------
Cornerstone IV:
  Limited Partnership Interest........................................................    102,131,612
  General Partnership Interest........................................................      2,298,002
                                                                                         -------------
     Total............................................................................    104,429,614
                                                                                         -------------
                                                                                         -------------

                              THE TRADING MANAGERS

     MATERIAL CHANGES RELATING TO EACH TRADING MANAGER, IF ANY, ARE PROVIDED BELOW. PERFORMANCE CAPSULES ARE SHOWN FOR NORTHFIELD TRADING L.P.
("NORTHFIELD"), WELTON INVESTMENT SYSTEMS CORPORATION ("WELTON"), AND ABRAHAM TRADING CO. ("ATC") AND NO OTHERS BECAUSE NORTHFIELD BECAME A TRADING
MANAGER TO CORNERSTONE II ON APRIL 16, 1997 AND WELTON AND ATC BECAME
TRADING MANAGERS TO CORNERSTONE III ON JULY 1, 1996.


DEAN WITTER CORNERSTONE FUND II

1. ABACUS TRADING CORPORATION
  (CURRENT ALLOCATION -- 0%)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABACUS TRADING CORPORATION BEGINNING ON PAGE 51.

     Effective February 28, 1997, Abacus Trading Corporation ceased to be a Trading Manager for Cornerstone II.

2. JOHN W. HENRY & COMPANY, INC. ("JWH"(R))
  (CURRENT ALLOCATION -- 76.18%)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO JWH BEGINNING ON PAGE 54.

     Mr. Peter F. Karpen is no longer a principal of JWH.

     Ms. Kenton serves on the Managed Futures Association Trading and Markets Committee.

     Mr. James E. Johnson is no longer a principal of JWH.

     Ms. Hardy resigned from her position with JWH described in the Prospectus, effective April 30, 1997. She may continue with JWH on a part-time basis to assist with transition issues.

     Ms. Twist announced her resignation from JWH on January 15, 1997, but will continue in her present capacity for the time being.

     Mr. Julius A. Staniewicz, age 38, is the senior strategist in JWH's Product Development Department and a member of the Operating and Investment Policy Committees of JWH. He is also President of JWH Asset Management, Inc. and JWH Financial Products, Inc. Prior to joining JWH in March of 1992, Mr. Staniewicz was employed with Shearson Lehman Brothers as a financial consultant starting in April 1991. Prior to that, beginning in 1990, Mr. Staniewicz was a vice president of Phoenix Asset Management, a commodity pool operator and introducing broker, where he helped develop futures funds for syndication and institutional investors. From 1986 to 1989, Mr. Staniewicz worked in the managed futures department at Prudential-Bache Securities, Inc., as an assistant vice president and co-director of managed futures. In this capacity, Mr. Staniewicz oversaw all aspects of forming and offering futures funds, including the selection and monitoring of CTAs. Mr. Staniewicz received a B.A. in Economics from Cornell University.

     Mr. John A.F. Ford, age 56, is the director of marketing and is a member of the Operating Committee of JWH.

     Ms. Wendy B. Goodyear, age 34, is director of the office of the chairman.

     Ms. Melanie A. Caldwell, age 42, is human resources and administrative director and a member of the Operating Committee of JWH (NFA registration pending).

     Mr. Andrew D. Willard, age 50, is director of technology at JWH and a member of the Operating Committee of JWH.

     Mr. Mark W. Sprankel, age 31, is an assistant vice president of JWH (NFA registration pending).

     Mr. Matthew J. Driscoll, age 30, is an assistant vice president of JWH (NFA registration pending).

LEGAL AND ETHICAL CONCERNS

     There neither now exists nor has there ever previously been any administrative, civil, or criminal action against JWH or its principals which is material, except that in September 1996, JWH was named as a co-defendant in purported class action lawsuits filed in the California Superior Court, Los Angeles County and in the New York Supreme Court, New York County. In November 1996, JWH was named as a co-defendant in a purported class action complaint filed in the Superior Court of the State of Delaware, New Castle County that contained the same allegations as the New York and California complaints. Additional complaints containing the same allegations as the earlier California complaints were filed in California in March 1997. The actions, which seek unspecified damages, purport to be brought on behalf of investors in certain DWR commodity pools, some of which are advised by JWH, and are primarily directed at DWR's alleged fraudulent selling practices in connection with the marketing of those pools. These actions are the same matters as those discussed under "Certain Litigation" below. JWH is essentially alleged to have aided and abetted or directly participated with DWR in those practices. JWH believes the allegations against it are without merit; it intends to contest these allegations vigorously and is convinced that it will be shown to have acted properly and in the best interest of investors.

     JWH and Mr. Henry may engage in discretionary trading for their own accounts, and may trade for the purpose of testing new investment programs and concepts, as long as such trading does not amount to a breach of fiduciary duty. In the course of such trading, JWH and Mr. Henry may take positions in their own accounts which are the same or opposite from client positions due to testing a new quantitative model or program, a neutral allocation system, and/or trading pursuant to individual discretionary methods, and on occasion orders may get better fills than the client accounts. Records for these accounts will not be made available to clients. Employees and principals of JWH (other than Mr. Henry) are not permitted to trade on a discretionary basis in futures, options on futures or forward contracts. However, such principals and employees may invest in investment vehicles that trade futures, options on futures, or forward contracts, when an independent trader manages trading in that vehicle, and in the JWH Employee Fund, L.P., for which JWH acts as the commodity trading advisor. The records of these accounts also will not be made available to clients.

THE OPERATING COMMITTEE

     The Operating Committee is the senior management group at JWH and is responsible for the development and implementation of JWH's long-term strategies and objectives. The Operating Committee also coordinates and oversees JWH's daily operations.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "TRADING TECHNIQUES" ON PAGE 57.

THE JWH INVESTMENT PHILOSOPHY

     The basis of the JWH investment philosophy is that prices for all financial instruments reflect human reactions to external events. Accordingly, it can be expected that a series of political, economic, social or environmental events will create patterns of price movements, or trends. When a sequence of similar events is repeated at a later time, the price trends often reoccur. JWH programs attempt to capture the profit opportunities created by sustained market movements.

     By conducting analysis on historic price data for commodity markets, the firm's founder, John W. Henry, developed proprietary systems designed to identify important price trends and determine optimal entry and exit points. JWH's comprehensive research has also led to the development of quantitative models which suggest the appropriate content and weighting for each position in a global portfolio.

     The investment philosophy of JWH is supported by intensive risk management and continuing research to enhance the application of the underlying methodologies. Risk is measured and managed in a variety of ways. Within client portfolios, individual positions are monitored on a stand-alone and portfolio-weighted basis. Positions are matched with stop-loss provisions which are altered regularly to reflect changing market conditions.

     For more than a decade, JWH has recognized the importance of global trading. Financial markets around the world are increasingly interrelated, with actions in one country's markets often influencing markets in other parts of the world. Many of the JWH investment programs maintain positions in a variety of worldwide markets in seeking to achieve material benefits from the opportunities presented.

     Although price trends are the ultimate product of markets, there are procedures built into JWH's programs that have been designed to affect trading efficiency and preserve client capital. JWH's research on these and other issues has materially improved risk-adjusted performance for clients over the past few years.

A DISCIPLINED INVESTMENT PROCESS

     Regardless of recent performance in any one market, or widely held opinions on future market direction, JWH maintains a disciplined investment process. The consistent application of JWH's investment techniques facilitates the ability to participate in rising or falling markets without bias.

     The first step in the JWH investment process is the identification of sustained price movements--or trends--in a given market. While there are many ways to identify trends, JWH uses mathematical models that attempt to distinguish real trends from interim volatility. It also presumes that trends often exceed in duration the expectation of the general marketplace.

     JWH's historical performance demonstrates that, because trends often last longer than most market participants expect, significant returns can be generated from positions held over a long period of time. As such, JWH attempts to pare losing positions relatively quickly while allowing profitable positions to mature. Most losing positions are closed within a few days or weeks, while others--those where a profitable trend continues--are retained. Positions held for two to four months are not unusual, and positions have been held for more than one year. Historically, only thirty to forty percent of all trades made pursuant to the investment methods have been profitable. Large profits on a few trades in positions that typically exist for several months have produced favorable results overall. Generally, most losing positions are liquidated within weeks. The maximum equity retracement JWH has experienced in any single program was nearly sixty percent. Clients should understand that similar or greater drawdowns are possible in the future.

     To reduce exposure to volatility in any particular market, most JWH programs participate in several markets at one time. In total, JWH participates in up to 60 markets, encompassing interest rates, foreign exchange, and commodities such as agricultural products, energy and precious metals. Most investment programs maintain a consistent portfolio composition to allow opportunities in as many market trends as possible.

     Throughout the investment process, risk controls are maintained to reduce the possibility of an extraordinary loss in any one market. Proprietary research is conducted on an ongoing basis to refine the JWH investment strategies and attept to reduce volatility while maintaining the potential for excellent performance.

     JWH at its sole discretion may override computer-generated signals and may at times use discretion in the application of its quantitative models which may affect performance positively or negatively. Subjective aspects of JWH's quantitative models also include the determination of leverage, commencement of trading an account, contracts and contract months, and effective trade execution.

PHYSICAL OR CASH COMMODITIES

     In addition to futures contracts, JWH may from time to time for certain clients trade spot and forward contracts on physical or cash commodities, including specifically gold bullion, when it believes that such markets offer comparable or superior market liquidity or a greater ability to execute transactions at a single price. Such transactions, as opposed to futures transactions, relate to the purchase and sale of specific physical commodities. Whereas futures contracts are generally uniform except for price and delivery time, cash contracts may differ from each other with respect to such terms as quantity, grade, mode of shipment, terms of payment, penalties, risk of loss and the like. There is no limitation on the daily price movements of spot or forward contracts transacted through banks, brokerage firms or dealers, and those entities are not required to continue to make markets in any commodity. In addition, the CFTC does not comprehensively regulate such transactions, which are subject to the risk of the foregoing entities' failure, inability or refusal to perform with respect to such contracts. No such trading has previously been undertaken on behalf of the Partnerships, nor will any such trading be undertaken on behalf of the Partnerships without the consent of the General Partner. It has not been determined at this time whether any such trading will be undertaken on behalf of the Partnerships in the future.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "THE ORIGINAL INVESTMENT PROGRAM" ON PAGE 59.

     The Original Investment Program. The Original Investment Program, the first program offered by JWH, offers access to a spectrum of worldwide financial and nonfinancial futures markets using a disciplined trend identification investment approach. The program has enjoyed an improved risk/reward profile since 1992, when the sector allocation was altered and enhanced risk management procedures were implemented. The Original Investment Program utilizes a long-term quantitative approach which always maintains a position, either long or short, in every market traded by the program.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "THE GLOBAL DIVERSIFIED PORTFOLIO" ON PAGE 59.

     The Global Diversified Portfolio. The Global Diversified Portfolio is JWH's most diversified program, trading futures and forwards in up to 60 markets. The Global Diversified Portfolio is designed to identify and capitalize on long-term price movements in a spectrum of financial and nonfinancial markets using a systematic approach. The program does not maintain continuous positions and, in fact, may take a neutral stance (i.e., no position) if a long-term trend fails to develop or during periods of non-trending markets.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "INTERNATIONAL FOREIGN EXCHANGE PROGRAM" ON PAGE 59.

     The International Foreign Exchange Program. The International Foreign Exchange Program (Forex) is designed to identify and capitalize on intermediate and long-term price movements in a broad range of major and minor currencies on the interbank market. Positions are taken as outrights against the U.S. dollar, or cross rates, which eliminate the position quickly--i.e. a neutral stance is taken--if long-term trends fail to continue or during periods of nontrending markets.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE THIRD AND FOURTH PARAGRAPHS OF "OTHER JWH PROGRAMS" BEGINNING ON PAGE 59.

     As of February 28, 1997, the aggregate amount of funds under management pursuant to the Original Investment Program was $272,852,659; the aggregate amount of funds under management pursuant to the Global Diversified Portfolio was $164,152,336; and the aggregate amount of funds under management pursuant to the International Foreign Exchange Program was $76,868,713. As of February 28, 1997, the aggregate amount of all funds under management pursuant to all JWH programs was approximately $2.1 billion.

     As of February 28, 1997, JWH was managing approximately $17,860,456, of Cornerstone II. Such amount and the percentage of assets of Cornerstone II managed by JWH will change as a result of allocations of assets from the Exchange of units of Cornerstone II, allocations and reallocations among trading managers and/or trading systems, and the performance of JWH and the other trading manager for Cornerstone II.

3. NORTHFIELD TRADING L.P.
  (CURRENT ALLOCATION -- 23.82%)

     Beginning April 16, 1997, Northfield Trading L.P. ("Northfield") became a Trading Manager for
Cornerstone II.

     Northfield is a Delaware limited partnership with its principal place of business at 3333 S. Wadsworth Boulevard, Suite D-318, Lakewood, Colorado 80227. Northfield was formed in August 1990. The limited
                                      S-15
partnership was formed to use emerging computer technology to develop systematic approaches to trading. Northfield became registered in March 1990 as a commodity trading advisor and in November 1990 as commodity pool operator with the Commodity Futures Trading Commission, and is a trading advisor and commodity pool operator member of the National Futures Association, the futures industry self-regulatory organization. Northfield is not affiliated with the General Partner or DWR or any of the other Trading Managers for the Partnership.

PRINCIPALS OF NORTHFIELD

     Northfield Investment L.P. ("NILP"), the general partner of Northfield, is a Delaware limited partnership, whose general partner is Northfield Investment Company, an entity owned equally by Douglas Bry and Philip Spertus, and whose limited partners are Douglas Bry, Philip Spertus and members of their families. NILP's sole function is to serve as the general partner of Northfield.

     Douglas Bry, age 44, is the President of Northfield. Mr. Bry has an extensive history, dating from 1972, in analyzing and understanding complex databases through the use of computerized statistical approaches. In January 1987, Mr. Bry and Philip Spertus formed Technical Trading Strategies, Inc. ("TTS"), an Illinois corporation of which Mr. Bry is the President. In conjunction with Mr. Spertus and through TTS, Mr. Bry developed and marketed the "Volatility Breakout System," a trading methodology that was offered for sale to the public. In December 1987, Douglas Bry and Philip Spertus formed Northfield Trading Company ("NTC"), also an Illinois corporation of which Mr. Bry is President. NTC's primary business was to provide brokerage services to customers by introducing their accounts to clearing firms on a commission basis. NTC also provided discretionary trading advice to customers, and licensed proprietary trading software to introducing brokers and CTAs. Mr. Bry, an attorney, graduated from Beloit College in 1974 with a B.A. in Philosophy and Sociology and obtained his J.D. from the University of Colorado in 1978. He is presently licensed to practice in the Federal and State Courts of Pennsylvania and Colorado. From September 1978 until June 1982, he was a trial attorney with the Defender Association of Philadelphia, and from June 1982 through January 1987, he was a Senior Trial Deputy with the Colorado State Public Defender. Mr. Bry began trading futures for his own account in 1985 and became registered with the CFTC as a CTA in 1986. In January 1996, Mr. Bry was elected to a two-year term on the Board of Directors of the Managed Futures Association and currently serves as Chairperson of the Developing CTA/CPO Advisory Council. In January 1997, he was elected to serve on the Board of Directors of the National Futures Association in the CTA category.

     Philip Spertus, age 62, is Vice President of Northfield. Mr. Spertus graduated from the Massachusetts Institute of Technology in 1956. From 1979 to 1992, Mr. Spertus served in various senior capacities, including positions of Chairman and President, with Intercraft Industries Inc., a multinational manufacturer of picture frames and related products. In 1992, Intercraft Industries was sold to Newell Corporation and Mr. Spertus assumed the position of Vice President with Newell until late 1993. Philip Spertus owned a special seat and was a registered Broker/Dealer and member of the Chicago Board of Options Exchange from August 1984 through February 1986. He has traded futures for his own account since 1983 but is not currently doing so. Mr. Spertus serves as Chairman of both TTS and NTC.

     Jeffrey Metcalfe, age 32, is the Director of Trading Operations. Mr. Metcalfe joined Northfield's trading staff in November 1992 and was promoted to his current position as Director of Trading Operations in August 1996. Mr. Metcalfe holds a B.A. in International Relations from Boston University and a Master of International Management with an emphasis in International Finance from the American Graduate School of International Management (Thunderbird). His prior experience includes three years as manager of the federal funds trading desk for the United States Trust Co. in Boston, Massachusetts.

     John H. Sells, age 44, is the Senior Programmer at Northfield. Mr. Sells graduated from the University of Illinois in 1975 with a B.S. in Computer Science. His 20 years of professional software development include: Operating and Data Management Systems at NCR Corporation, Communications and High Performance Optical Disk Systems at Storage Technology Corporation, Office Automation Systems at NBI, Inc., and CAE/CAD (Computer Aided Engineering/Computer Aided Design) tools for Printed Circuit Board and ASIC (Application Specified Integrated Circuit) development at Daisy/Cadnetix, Inc. He commenced employment with Northfield on October 1, 1990.

     Jacquelyn Watters, age 32, serves on the Administrative Coordination Committee of Northfield. Ms. Watters graduated with honors in Business Economics from Colorado State University in 1986. From August 1987 to May 1988, she was employed as an Order Specialist with Lind-Waldock & Company, a discount futures commission merchant, and was involved in the training of new employees. Ms. Watters has extensive experience with the mechanics of trading commodity interests and joined NTC in June 1988 with responsibility
                                      S-16
for trading operations. She has been an Associated Person of Northfield since its inception, serving as Director of Operations and Director of Trading. In January, 1996, Ms. Watters was named Chief Operating Officer and a principal of Northfield. In August 1996, Ms. Watters resigned to pursue personal interests, but remains with Northfield in her current capacity.

THE NORTHFIELD TRADING SYSTEM

     Douglas Bry has sole management authority over the day to day activities of Northfield and is primarily responsible for its nondiscretionary, technical trading program.

     Northfield makes trading decisions pursuant to a multiple-system, technical approach (the "Diversified Program") that was conceived, tested and refined by Douglas Bry and Philip Spertus. The approach is fully computerized and nondiscretionary. Money management principles are a critical element in the Diversified Program and have been carefully constructed and are rigorously applied to minimize risk exposure and to protect asset appreciation.

     Northfield's approach is purely technical. A technical approach utilizes price action itself as analyzed by charts, numerical indicators, pattern recognition, or other techniques designed to provide information about market direction. Since sustained price moves offer the greatest opportunity for profit with the least amount of risk, Northfield has focused on studying the characteristics of "random" versus "non-random" market behavior. The resulting systems are highly sensitive to changes in price discretion and volatility, and often detect non-random behavior before a trend is obvious. In order to validate the trading methodology, extensive testing was conducted on over 13 years of price history in more than 50 markets worldwide.

     Northfield is very sensitive to the risk of "curve-fitting" results to particular markets or time periods, and, as a result, utilizes a similar approach in each market that it trades. The decision to subject all markets to similar trading rules has led to the identification of techniques that work independent of the market to which they are applied.

     Northfield implements its systems via proprietary software that generates and prints orders, monitors the markets in real time, and keeps track of positions. The selection of trades is not subject to intervention by Northfield's principals. No override of the Diversified Program will take place absent extraordinary circumstances which Northfield believes threaten the customer's capital, such as an outbreak of war, a major natural disaster or a threat to the integrity of exchange clearing systems. A full-time staff of computer programmers works with the principals of Northfield to refine existing systems and develop new ones.

PAST PERFORMANCE OF NORTHFIELD

     Northfield and its principals have established a performance history in the client accounts for which they have acted as a commodity trading advisor. The assets of Cornerstone II allocated to Northfield are allocated to the Diversified Program.

     INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN THE FOLLOWING CAPSULE PERFORMANCE SUMMARY, AND THE SUMMARIES ON PAGES S-19 AND S-20, ARE NOT INDICATIVE OF, AND MAY HAVE NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY THE TRADING MANAGER OR A PARTNERSHIP IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS AND OTHER TRADING MANAGER(S) WILL BE INVESTING FUNDS OF SUCH PARTNERSHIP. THERE CAN BE NO ASSURANCE THAT THE TRADING MANAGER OR SUCH PARTNERSHIP WILL MAKE ANY PROFITS AT ALL, OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY INTERESTS TRADING.

     The rates of return set forth in the Northfield performance Capsule are based on the fully-funded subset of Northfield accounts managed pursuant to the Diversified Program. This means that (i) Northfield is managing some accounts which are fully-funded and others which are funded at less than 100%, (ii) the value of the fully-funded accounts included in the subset constitutes at least 10% of "nominal account size," which is the cash and other margin qualifying assets ("actual funds") plus the amount by which the account's trading level exceeds the actual funds ("notional funds"); and (iii) there are no material differences in gross trading profit (loss) between the fully-funded subset and the nominal account size.

     From January 1991 to February 1991, the performance represents that of a single client account with pro-forma adjustments included. From March 1991 to the present period, the performance is a composite of customer accounts.

                            NORTHFIELD TRADING L.P.
                              DIVERSIFIED PROGRAM

                            AS OF FEBRUARY 28, 1997

                Name of CTA: Northfield Trading L.P.
                Name of Program: Diversified Program
                Inception of Client Trading by CTA: July 1989
                Inception of Client Trading in Program: July 1989
                Number of Open Accounts: 64
                Aggregate Assets Overall (excluding notional): $85,010,599 Aggregate Assets Overall (including notional): $161,670,147 Aggregate Assets in Program (excluding notional): $85,010,599 Aggregate Assets in Program (including notional): $161,670,147 Largest Monthly Drawdown(1): (11.6)%--(9/92)
                Largest Peak-to-Valley Drawdown(2): (27.0)%--(12/91--1/93)
                1997 year-to-date return (2 months)(3): 4.3%
                1996 annual return: 18.4%
                1995 annual return: 9.1%
                1994 annual return: 14.0%
                1993 annual return: 40.2%
                1992 annual return: (19.0)%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

            NOTES TO CAPSULE PERFORMANCE OF NORTHFIELD TRADING L.P.


(1)LARGEST MONTHLY DRAWDOWN: Represents the largest loss experienced by Northfield in any calendar month expressed as a percentage of Beginning Net Asset Value.



(2)LARGEST PEAK-TO-VALLEY MONTHLY DRAWDOWN: Represents the greatest cumulative percentage decline in month-end net asset value due to losses sustained by Northfield during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.


(3)ANNUAL RATE OF RETURN: Represents the cumulative compounded rate for return for each year or portion thereof. It is computed by applying successively the respective monthly rate of return for each month beginning with the first month presented in each period and represents the net percentage change since the beginning of the period presented.

DEAN WITTER CORNERSTONE FUND III

1. WELTON INVESTMENT SYSTEMS CORPORATION (CURRENT ALLOCATION -- 30.53%)

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE THIRD PARAGRAPH OF "DIVERSIFIED PORTFOLIO" ON PAGE 63.


     As of February 28, 1997, the aggregate amount of funds under management pursuant to the Diversified Portfolio program was $39,344,127. As of February 28, 1997, the aggregate amount of funds under management pursuant to all Welton programs was $52,409,041.

     THE FOLLOWING UPDATES AND REPLACES CAPSULE A ON PAGE 64. THE NOTES CONTAINED ON PAGE 66 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULE. CAPSULES B, C, AND D ARE NOT UPDATED BECAUSE SAID PORTFOLIOS DO NOT TRADE FOR CORNERSTONE III.

                                                                       CAPSULE A

                     WELTON INVESTMENT SYSTEMS CORPORATION
                             DIVERSIFIED PORTFOLIO
                            AS OF FEBRUARY 28, 1997

                Name of CTA: Welton Investment Systems Corporation
                Name of Program: Diversified Portfolio
                Inception of Client Trading by CTA: February 1989
                Inception of Client Trading in Program: April 1992
                Number of Open Accounts: 17
                Aggregate Assets Overall (excluding notional): $52,409,041 Aggregate Assets Overall (including notional): $65,702,225 Aggregate Assets in Program (excluding notional): $39,344,127 Aggregate Assets in Program (including notional): $46,505,084 Largest Monthly % Drawdown: (15.94)%--(2/96)
                Largest Month-End Peak-to-Valley: (25.96)%--(1/96-8/96)
                1997 year-to-date return (2 months): 8.78%
                1996 annual return: 7.17%
                1995 annual return: 36.35%
                1994 annual return: 2.38%
                1993 annual return: 47.90%
                1992 annual return (9 months): (4.28)%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS


2. ABRAHAM TRADING CO.
  (CURRENT ALLOCATION -- 25.11%)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABRAHAM TRADING CO. ON PAGE 67.

     Mark E. Abraham, age 24, Salem Abraham's cousin, is registered with the CFTC as an associated person of ATC and is a member of the NFA. He attended the University of Texas in Austin from August 1991 through May 1995 where he received a B.B.A. degree in Finance. He joined ATC full-time in May 1995 as Salem Abraham's research assistant. Although not a principal, in his role as research assistant, Mark has worked with Salem setting up research programs and testing various trading ideas.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABRAHAM TRADING CO. ON PAGE 69.

DESCRIPTION OF ORDERS AND ORDER PLACEMENT

     ATC determines the timing and method by which orders are placed and will place all orders for futures contracts directly with the FCM's trading desk or floor brokers. ATC also will select the types of orders placed. Order placement will vary in accordance with the type of market encountered and the type of order that can be used on the exchange or market on which a particular commodity interest is traded.

     ATC trades all customer accounts in parallel, making equivalent trades for all accounts and apportioning the number of each commodity interest traded ratably among the accounts in a neutral manner based on the capital in each account.


     Since all trading methods and strategies utilized by ATC are proprietary and confidential, the foregoing discussion is necessarily of a general nature.


     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE LAST PARAGRAPH ON PAGE 69.

     As of February 28, 1997, the aggregate amount of funds under ATC's management was $113,334,880.

     THE FOLLOWING UPDATES AND REPLACES CAPSULE A ON PAGE 70. THE NOTES CONTAINED ON PAGE 70 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULE.

                                                                       CAPSULE A

                     PERFORMANCE OF ABRAHAM TRADING COMPANY
                            AS OF FEBRUARY 28, 1997

                     Name of CTA: Abraham Trading Company
                     Name of Program: Diversified
                     Inception of Client Trading by CTA: January 1988 Inception of Client Trading in Program: January 1988 Number of Open Accounts: 10
                     Aggregate Assets Overall: $113,334,880
                     Aggregate Assets in Program: $113,334,880
                     Largest Monthly % Drawdown: (15.94)%--(1/91)
                     Largest Month-End Peak-to-Valley (27.01)%--(1/91-8/91) 1997 year-to-date return (2 months): 14.43%
                     1996 annual return: (0.43)%
                     1995 annual return: 6.12%
                     1994 annual return: 24.22%
                     1993 annual return: 34.29%
                     1992 annual return: (10.50)%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS


     THE FOLLOWING UPDATES AND SUPPLEMENTS THE NOTES ON PAGE 70.

     Since January 1, 1992, ATC has used the "Fully Funded Subset" method to calculate its composite performance, including largest monthly drawdown and largest peak-to-valley drawdown. Prior to that date the time-weighted method was used. "Largest peak-to-valley drawdown" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by any account in the program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value. The drawdown is expressed as a percentage of the initial month-end net asset value and includes the period of time from the initial month-end net asset value to the lowest month-end net asset value of such decline. "Largest monthly drawdown" means the greatest percentage monthly decline for any account in the program where the initial month-end net asset value is not equaled or exceeded by the subsequent month-end net asset value.


3. SUNRISE CAPITAL MANAGEMENT, INC. ("Sunrise")
  (CURRENT ALLOCATION -- 44.36%)


     THE FOLLOWING REPLACES THE INFORMATION CONTAINED IN THE FIRST FOUR PARAGRAPHS UNDER "DESCRIPTION OF SUNRISE'S TRADING APPROACH" ON PAGE 72.

Description of Sunrise's Trading Approach

     Sunrise has historically traded four programs, all of which are traded in accordance with the description below.

     Sunrise utilizes technical trend-following systems, trading a wide continuum of time windows. Most of these time frames are decidedly long term by industry standards. Pro-active money management strategies are designed to protect open profits and to minimize exposure to non-directional markets.

     Effective November 1, 1993, the General Partner reallocated the assets of Cornerstone III managed by Sunrise in proportions of approximately 50% pursuant to the Diversified Program and approximately 50% to the CIMCO portfolio.

     The Sunrise Diversified Program may follow approximately fifteen different markets. These markets may include, but are not limited to, precious and industrial metals, grains, petroleum products, soft commodities, interest rate futures, currencies and their crossrates.

     The Sunrise CIMCO portfolio was designed by Sunrise to participate in the highly liquid financial markets. This program trades the major currencies as outrights against the U.S.dollar and selectively against each other. Interest rate futures, both long and short term (including U.S. and non-U.S. bonds, notes, Eurodollars, Euromarks and Euroyen), and precious and industrial metals (including gold, silver and copper) and crude oil are also traded in this program.

     The Sunrise Currency Program follows approximately thirteen different major and minor currency markets, which may include, but are not limited to, the Japanese yen, British pound, Deutsche mark, Swiss franc, Canadian dollar, Australian dollar, Spanish peseta, Italian lira, Swedish krona, New Zealand dollar, French franc, Singapore dollar and the Malaysian ringgit. The Currency Program trades currency futures contracts on the International Monetary Market
(IMM) Division of the Chicago Mercantile Exchange and forward currency contracts in the interbank markets. In order to achieve adequate diversification, major and minor currencies are traded as crossrates selectively against each other and/or as outrights against the U.S. dollar.

     The Sunrise Expanded Diversified Program provides further diversification than the standard Diversified Program. Additional commodity interest contracts may include industrial metals, financials, and minor currency markets.

     THE FOLLOWING REPLACES THE SECOND FULL PARAGRAPH ON PAGE 73.

     Trend-following trading systems, such as those employed by Sunrise, will seldom effect market entry or exit at the most favorable price in the particular market trend. Rather, this type of trading system seeks to close out losing positions quickly and to hold portions of profitable positions for as long as the trading system determines that the particular market trend continues to offer reasonable profit potential. The number of losing transactions may exceed substantially the number of profitable transactions. However, if Sunrise's approach is successful, these losses should be more than offset by gains.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE LAST PARAGRAPH OF PAGE 73 AND THE FIRST PARAGRAPH OF PAGE 74.

     As of February 28, 1997, the aggregate amount of funds under management pursuant to the Diversified Program was $37.8 million and $69.4 million pursuant to the CIMCO portfolio. As of February 28, 1997, the aggregate amount under management pursuant to all Sunrise's programs was $224.5 million.

     As of February 28, 1997, Sunrise was managing approximately $19,815,639 of Cornerstone III. Such amount and percentage of assets of Cornerstone III managed by Sunrise will change as a result of allocations of net proceeds from the Exchange of Units of Cornerstone III, allocations and reallocations among trading managers and/or trading systems, and the performance of Sunrise and other trading managers for Cornerstone III.

DEAN WITTER CORNERSTONE FUND IV

1. JOHN W. HENRY & COMPANY, INC.
  (CURRENT ALLOCATION -- 44.99%)

     THE FOLLOWING UPDATES AND REPLACES THE FIRST SENTENCE OF THE SECOND PARAGRAPH IN THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC. ON PAGE 74.

     As of February 28, 1997 JWH was managing approximately $48,733,998 of Cornerstone IV.

2. SUNRISE CAPITAL MANAGEMENT, INC.
  (CURRENT ALLOCATION -- 55.01%)

     THE FOLLOWING UPDATES AND REPLACES THE LAST SENTENCE OF THE FIRST PARAGRAPH OF THE INFORMATION RELATING TO SUNRISE CAPITAL MANAGEMENT, INC. ON PAGE 74.

     Sunrise normally commits between 20 and 40% of an account's equity as margin on open positions pursuant to its trading system.

     THE FOLLOWING UPDATES AND REPLACES THE FIRST SENTENCE OF THE SECOND PARAGRAPH OF THE INFORMATION RELATING TO SUNRISE CAPITAL MANAGEMENT, INC. ON PAGE 74.

     As of February 28, 1997, Sunrise was managing approximately $55,683,583 of Cornerstone IV.

                              THE GENERAL PARTNER

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER "THE GENERAL PARTNER" ON PAGE 78.

     In this connection, as reflected in DWD's 1996 and 1995 Annual Reports, DWD had total shareholders' equity of $5,164.4 million and total assets of $42,413.6 million as of December 31, 1996, and total shareholders' equity of $4,833.7 million and total assets of $38,208.2 million as of December 31, 1995. Additional financial information regarding DWD is included in the financial statements filed as part of such Annual Reports. DWD will provide to investors, upon request, copies of its most recent Forms 10-K, 10-Q and 8-K, as filed from time to time with the SEC. Such reports will be available for review or copying at the offices of the SEC, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 or will be available at no charge by writing to DWD at Two World Trade Center, New York, New York 10048 (Attn: Investor Relations).

     On February 5, 1997, DWD and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each Morgan Stanley common share will be exchanged for 1.65 common shares of DWD. Morgan Stanley preferred shares outstanding at the date of the merger will be exchanged for preferred shares of DWD having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. It is anticipated that such merger will have no material effect on the ability of Demeter to meet its obligations as General Partner of the Partnerships.

                               CERTAIN LITIGATION

     At any given time, DWR is involved in numerous legal actions, some of which seek significant damages.

     On May 16, 1996, an NASD arbitration panel awarded damages and costs against DWR and one of its account executives in the amount of approximately $1.1 million, including punitive damages, to three customers who alleged, among other things, fraud and misrepresentation in connection with their individually managed futures accounts (not commodity pools).

     On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter Management Corporation, Dean Witter Futures and Currency Management Inc., Dean Witter, Discover & Co. (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnerships, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnerships, sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnerships have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnerships.

     During the five years preceding the date of this Prospectus, there have been (other than as described above) no material criminal, civil or administrative actions pending, on appeal or concluded against DWR, Demeter or any of their principals which DWR or Demeter believes would be material to an investor's decision to invest in the Partnerships.

                  PLAN OF DISTRIBUTION AND EXCHANGE PROCEDURE

     THE FOLLOWING UPDATES THE INFORMATION UNDER "SUMMARY OF THE
PROSPECTUS--PURCHASE OF UNITS PURSUANT TO AN EXCHANGE--SECURITIES AVAILABLE FOR EXCHANGE" ON PAGE 7 AND "PLAN OF DISTRIBUTION AND EXCHANGE PROCEDURE" ON PAGE 91.

     As of March 1, 1997, up to 14,717.284 unsold Units of Limited Partnership Interest were available for purchase pursuant to Exchanges.

                                    EXPERTS

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER "EXPERTS" ON PAGE 100.

     The statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV as of December 31, 1996 and 1995, and their related statements of operations, changes in partners' capital, and their cash flows for each of the three years in the period ended December 31, 1996 and the statements of financial condition of Demeter Management Corporation as of December 31, 1996 and 1995 included in this Prospectus Supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP also acts as independent auditors for DWR.

                          INDEPENDENT AUDITORS' REPORT

To the Limited Partners and the General Partner of
Dean Witter Cornerstone Fund II
Dean Witter Cornerstone Fund III
Dean Witter Cornerstone Fund IV:

We have audited the accompanying statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV (collectively, the "Partnerships"), as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnerships, as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

February 17, 1997
(March 13, 1997 as to Note 5 and April 16, 1997 as to Note 6)
New York, New York

                        DEAN WITTER CORNERSTONE FUND II
                       STATEMENTS OF FINANCIAL CONDITION

                                                                          DECEMBER 31,
                                                          --------------------------------------------
                                                             1996             1995             1994
                                                          ----------       ----------       ----------

ASSETS                                                        $                $                $
Equity in Commodity futures trading accounts:
  Cash                                                    28,509,266       28,057,189       27,570,984
  Net unrealized gain on open contracts                    1,316,434        3,368,107        4,316,080
                                                          ----------       ----------       ----------
          Total Trading Equity                            29,825,700       31,425,296       31,887,064
Interest receivable (DWR)                                     97,815          107,485          124,668
Receivable from DWR                                          123,327           25,525           50,385
                                                          ----------       ----------       ----------
          Total Assets                                    30,046,842       31,558,306       32,062,117
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Accrued incentive fees                                       316,750          307,567           --
Redemptions payable                                          442,706          134,889          386,099
Accrued brokerage commissions (DWR)                           83,967           94,453           81,268
Accrued management fees                                       99,352          104,238          105,860
Common administrative expenses payable                        52,339           81,314          111,168
Accrued transaction fees and costs                             5,558            6,957            5,720
                                                          ----------       ----------       ----------
          Total Liabilities                                1,000,672          729,418          690,115
                                                          ----------       ----------       ----------
PARTNERS' CAPITAL
Limited Partners (8,987.942,
  10,673.698, and 13,802.050 Units, respectively)         28,360,195       30,213,505       30,885,515
General Partner (217.400 Units)                              685,975          615,383          486,487
                                                          ----------       ----------       ----------
          Total Partners' Capital                         29,046,170       30,828,888       31,372,002
                                                          ----------       ----------       ----------
          Total Liabilities and Partners' Capital         30,046,842       31,558,306       32,062,117
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
NET ASSET VALUE PER UNIT                                    3,155.36         2,830.65         2,237.75
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------

                                           STATEMENTS OF OPERATIONS

                                                                  DECEMBER 31,
                                          -------------------------------------------------------------
                                             1996             1995             1994             1993
                                          ----------       ----------       ----------       ----------

REVENUES                                      $                $                $                $
Trading Profit (Loss):
  Realized                                 7,321,679       11,081,716         (878,688)       2,539,342
  Net change in unrealized                (2,051,673)        (947,973)         556,567        2,029,459
                                          ----------       ----------       ----------       ----------
          Total Trading Results            5,270,006       10,133,743         (322,121)       4,568,801
Interest income (DWR)                      1,179,784        1,471,022        1,153,003          694,085
                                          ----------       ----------       ----------       ----------
          Total Revenues                   6,449,790       11,604,765          830,882        5,262,886
                                          ----------       ----------       ----------       ----------
EXPENSES
Brokerage commissions (DWR)                1,719,932        1,864,093        2,336,047        1,773,947
Management fees                            1,167,223        1,307,872        1,346,905        1,157,221
Transaction fees and costs                   170,971          160,238          194,384          141,974
Common administrative expenses                14,612            8,183           49,101           68,511
Incentive fees                               329,590          381,720           --               19,886
                                          ----------       ----------       ----------       ----------
          Total Expenses                   3,402,328        3,722,106        3,926,437        3,161,539
                                          ----------       ----------       ----------       ----------
NET INCOME (LOSS)                          3,047,462        7,882,659       (3,095,555)       2,101,347
                                          ----------       ----------       ----------       ----------
                                          ----------       ----------       ----------       ----------
Net Income (Loss) Allocation:
Limited Partners                           2,976,870        7,753,763       (3,050,650)       2,057,120
General Partner                               70,592          128,896          (44,905)          44,227
Net Income (Loss) per Unit:
Limited Partners                              324.71           592.90          (219.47)          178.05
General Partner                               324.71           592.90          (219.47)          178.05

   The accompanying notes are an integral part of these financial statements.

                        DEAN WITTER CORNERSTONE FUND III
                       STATEMENTS OF FINANCIAL CONDITION

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                                            1996              1995              1994
                                                         -----------       -----------       -----------

ASSETS                                                        $                 $                 $
Equity in Commodity futures trading accounts:
  Cash                                                    40,587,011        42,294,365        42,884,780
  Net unrealized gain on open contracts                    2,580,803         5,578,294         5,016,857
  Net option premiums received                              (291,412)
                                                         -----------       -----------       -----------
          Total Trading Equity                            42,876,402        47,872,659        47,901,637
Receivable from DWR                                          122,701           124,456           213,589
Interest receivable (DWR)                                    138,367           159,680           193,048
                                                         -----------       -----------       -----------
          Total Assets                                    43,137,470        48,156,795        48,308,274
                                                         -----------       -----------       -----------
                                                         -----------       -----------       -----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                                          680,730           639,349           666,178
Common administrative expenses payable                       137,548           222,036           266,405
Accrued management fees                                      142,387           158,630           158,895
Accrued brokerage commissions (DWR)                          129,098           166,128           200,604
Accrued transaction fees and costs                            12,349            20,978            13,739
                                                         -----------       -----------       -----------
          Total Liabilities                                1,102,112         1,207,121         1,305,821
                                                         -----------       -----------       -----------
PARTNERS' CAPITAL
Limited Partners (15,097.603,
  18,332.818, and 23,505.598 Units, respectively)         40,997,752        45,991,101        46,250,611
General Partner (382.103 Units)                            1,037,606           958,573           751,842
          Total Partners' Capital                         42,035,358        46,949,674        47,002,453
                                                         -----------       -----------       -----------
          Total Liabilities and Partners' Capital         43,137,470        48,156,795        48,308,274
                                                         -----------       -----------       -----------
                                                         -----------       -----------       -----------
NET ASSET VALUE PER UNIT                                    2,715.51          2,508.68          1,967.64
                                                         -----------       -----------       -----------
                                                         -----------       -----------       -----------

                            STATEMENTS OF OPERATIONS

                                                                   DECEMBER 31,
                                         -----------------------------------------------------------------
                                            1996              1995              1994              1993
                                         -----------       -----------       -----------       -----------

REVENUES                                      $                 $                 $                 $
Trading Profit (Loss):
  Realized                                 8,925,181        14,260,042           913,869          (627,751)
  Net change in unrealized                (2,997,491)          561,437        (1,350,056)        3,815,157
                                         -----------       -----------       -----------       -----------
          Total Trading Results            5,927,690        14,821,479          (436,187)        3,187,406
Interest income (DWR)                      1,657,400         2,061,461         1,744,148         1,445,561
                                         -----------       -----------       -----------       -----------
          Total Revenues                   7,585,090        16,882,940         1,307,961         4,632,967
                                         -----------       -----------       -----------       -----------
EXPENSES
Brokerage commissions (DWR)                2,772,496         3,499,743         4,417,718         4,587,865
Management fees                            1,629,715         1,828,013         2,014,028         2,375,033
Transaction fees and costs                   379,973           502,332           434,287           348,493
Common administrative expenses                24,702            21,158           122,423           150,937
                                         -----------       -----------       -----------       -----------
  Total Expenses                           4,806,886         5,851,246         6,988,456         7,462,328
                                         -----------       -----------       -----------       -----------
NET INCOME (LOSS)                         (2,778,204)       11,031,694        (5,680,495)       (2,829,361)
                                         -----------       -----------       -----------       -----------
                                         -----------       -----------       -----------       -----------
Net Income (Loss) Allocation:
Limited Partners                           2,699,171        10,824,963        (5,594,569)       (2,784,837)
General Partner                               79,033           206,731           (85,926)          (44,524)
                                         -----------       -----------       -----------       -----------
Net Income (Loss) per Unit:
Limited Partners                              206.83            541.04           (219.67)          (109.91)
General Partner                               206.83            541.04           (219.67)          (109.91)

   The accompanying notes are an integral part of these financial statements.

                        DEAN WITTER CORNERSTONE FUND IV
                       STATEMENTS OF FINANCIAL CONDITION

                                                                          DECEMBER 31,
                                                         ----------------------------------------------
                                                            1996             1995              1994
                                                         ----------       -----------       -----------

ASSETS                                                       $                 $                 $
Equity in Commodity futures trading accounts:
  Cash                                                   91,656,399       104,927,961       111,508,180
  Net unrealized gain on open contracts                   5,330,520            70,143           268,291
                                                         ----------       -----------       -----------
Total Trading Equity                                     96,986,919       104,998,104       111,776,471
Interest receivable (DWR)                                   305,391           364,747           434,153
                                                         ----------       -----------       -----------
          Total Assets                                   97,292,310       105,362,851       112,210,624
                                                         ----------       -----------       -----------
                                                         ----------       -----------       -----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                                       1,269,513         1,044,804         1,589,622
Accrued management fees                                     322,552           349,039           371,606
Common administrative expenses payable                      126,007           267,788           357,130
Accrued brokerage commissions (DWR)                          74,340            32,580                --
Accrued transaction fees and costs                            3,654             1,629                --
                                                         ----------       -----------       -----------
          Total Liabilities                               1,796,066         1,695,840         2,318,358
                                                         ----------       -----------       -----------
PARTNERS' CAPITAL
Limited Partners (29,160.287,
  35,905.625, and 46,994.002 Units, respectively)        93,448,822       101,854,654       108,418,306
General Partner (638.889 Units)                           2,047,422         1,812,357         1,473,960
                                                         ----------       -----------       -----------
          Total Partners' Capital                        95,496,244       103,667,011       109,892,266
                                                         ----------       -----------       -----------
          Total Liabilities and Partners' Capital        97,292,310       105,362,851       112,210,624
                                                         ----------       -----------       -----------
                                                         ----------       -----------       -----------
NET ASSET VALUE PER UNIT                                   3,204.66          2,836.73          2,307.07
                                                         ----------       -----------       -----------
                                                         ----------       -----------       -----------

                            STATEMENTS OF OPERATIONS

                                                                    DECEMBER 31,
                                           ---------------------------------------------------------------
                                              1996             1995             1994              1993
                                           ----------       ----------       -----------       -----------

REVENUES                                       $                $                 $                 $
Trading Profit (Loss):
  Realized                                 10,304,825       27,041,974       (10,447,878)       (4,335,118)
  Net change in unrealized                  5,260,377         (198,148)       (1,726,877)          717,487
                                           ----------       ----------       -----------       -----------
          Total Trading Results            15,565,202       26,843,826       (12,174,755)       (3,617,631)
Interest income (DWR)                       3,924,420        4,912,698         4,129,344         2,937,637
                                           ----------       ----------       -----------       -----------
          Total Revenues                   19,489,622       31,756,524        (8,045,411)         (679,994)
                                           ----------       ----------       -----------       -----------
                                           ----------       ----------       -----------       -----------
EXPENSES
Management fees                             3,904,737        4,575,372         4,952,206         4,945,676
Brokerage commissions (DWR)                 3,781,486        2,776,225         5,336,659         6,634,741
Transaction fees and costs                    222,993          168,718           339,083           398,959
Common administrative expenses                 47,685           39,890           228,633           223,551
Incentive fees                                     --               --             7,659         1,400,473
                                           ----------       ----------       -----------       -----------
  Total Expenses                            7,956,901        7,560,205        10,864,240        13,603,400
NET INCOME (LOSS)                          11,532,721       24,196,319       (18,909,651)      (14,283,394)
                                           ----------       ----------       -----------       -----------
                                           ----------       ----------       -----------       -----------
Net Income (Loss) Allocation:
Limited Partners                           11,297,656       23,857,922       (18,664,384)      (14,156,711)
General Partner                               235,065          338,397          (245,267)         (126,683)
Net Income (Loss) per Unit:
Limited Partners                               367.93           529.66           (383.89)          (270.10)
General Partner                                367.93           529.66           (383.89)          (270.10)

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                    UNITS OF
                                                   PARTNERSHIP           LIMITED             GENERAL
                                                    INTEREST             PARTNERS            PARTNER              TOTAL
                                                   -----------         ------------         ----------         ------------
                                                                            $                   $                   $
                                                                     DEAN WITTER CORNERSTONE FUND II
                                                   ------------------------------------------------------------------------
Partners' Capital, December 31, 1993               12,998.995            31,331,000            610,373           31,941,373
Continuous Offering                                 2,948.327             7,098,104                 --            7,098,104
Net Loss                                                   --            (3,050,650)           (44,905)          (3,095,555)
Redemptions                                        (1,927.872 )          (4,492,939)           (78,981)          (4,571,920)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1994               14,019.450            30,885,515            486,487           31,372,002
Offering of Units                                      70.020               178,837                 --              178,837
Net Income                                                 --             7,753,763            128,896            7,882,659
Redemptions                                        (3,198.372 )          (8,604,610)                --           (8,604,610)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               10,891.098            30,213,505            615,383           30,828,888
Offering of Units                                      56.043               155,468                 --              155,468
Net Income                                                 --             2,976,870             70,592            3,047,462
Redemptions                                        (1,741.799 )          (4,985,648)                --           (4,985,648)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996                9,205.342            28,360,195            685,975           29,046,170
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------
                                                                     DEAN WITTER CORNERSTONE FUND III
                                                   ------------------------------------------------------------------------
Partners' Capital, December 31, 1993               25,673.805            55,270,605            886,088           56,156,693
Continuous Offering                                 2,630.127             5,299,578                 --            5,299,578
Net Loss                                                   --            (5,594,569)           (85,926)          (5,680,495)
Redemptions                                        (4,416.231 )          (8,725,003)           (48,320)          (8,773,323)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1994               23,887.701            46,250,611            751,842           47,002,453
Offering of Units                                      25.778                49,000                 --               49,000
Net Income                                                 --            10,824,963            206,731           11,031,694
Redemptions                                        (5,198.558 )         (11,133,473)                --          (11,133,473)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               18,714.921            45,991,101            958,573           46,949,674
Offering of Units                                       3.594                 8,388                 --                8,388
Net Income                                                 --             2,699,171             79,033            2,778,204
Redemptions                                        (3,238.809 )          (7,700,908)                --           (7,700,908)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996               15,479.706            40,997,752          1,037,606           42,035,358
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------
                                                                       DEAN WITTER CORNERSTONE FUND IV
                                                   ------------------------------------------------------------------------
Partners' Capital, December 31, 1993               46,526.304           123,481,403          1,719,227          125,200,630
Continuous Offering                                 8,032.577            20,753,129                 --           20,753,129
Net Loss                                                   --           (18,664,384)          (245,267)         (18,909,651)
Redemptions                                        (6,925.990 )         (17,151,842)                --          (17,151,842)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1994               47,632.891           108,418,306          1,473,960          109,892,266
Offering of Units                                      77.319               212,691                 --              212,691
Net Income                                                 --            23,857,922            338,397           24,196,319
Redemptions                                        (11,165.696)         (30,634,265)                --          (30,634,265)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               36,544.514           101,854,654          1,812,357          103,667,011
Offering of Units                                      37.715               108,665                 --              108,665
Net Income                                                 --            11,297,656            235,065           11,532,721
Redemptions                                        (6,783.053 )         (19,812,153)                --          (19,812,153)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996               29,799.176            93,448,822          2,047,422           95,496,244
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                            STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------------------------------
                                                               1996               1995               1994               1993
                                                           -------------      -------------      -------------      -------------

                                                                 $                  $                  $                  $
                                                                              DEAN WITTER CORNERSTONE FUND II
                                                              ---------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              3,047,462          7,882,659         (3,095,555)         2,101,347
Noncash item included in net income (loss):
  Net change in unrealized                                     2,051,673            947,973           (556,567)        (2,029,459)
(INCREASE) DECREASE IN OPERATING ASSETS:
  Interest receivable (DWR)                                        9,670             17,183            (61,279)            (4,984)
  Receivable from DWR                                            (97,802)            24,860            (42,174)            (5,264)
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Accrued brokerage commissions (DWR)                            (10,486)            13,185               (972)               360
  Accrued management fees                                         (4,886)            (1,622)            (1,443)            16,994
  Common administrative expenses payable                         (28,975)           (29,854)           (14,074)            62,518
  Accrued transaction fees and costs                              (1,399)             1,237                (52)              (415)
  Accrued incentive fees                                           9,183            307,567            (15,336)            15,336
                                                           -------------      -------------      -------------      -------------
Net cash provided by (used for) operating activities           4,974,440          9,163,188         (3,787,452)           156,433
                                                           -------------      -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                              155,468            178,837          7,098,104          7,100,239
  Increase (decrease) in redemptions payable                     307,817           (251,210)           151,917           (279,349)
  Redemptions of units                                        (4,985,648)        (8,604,610)        (4,571,920)        (3,839,378)
                                                           -------------      -------------      -------------      -------------
Net cash provided by (used for) financing activities          (4,522,363)        (8,676,983)         2,678,101          2,981,512
                                                           -------------      -------------      -------------      -------------
Net increase (decrease) in cash                                  452,077            486,205         (1,109,351)         3,137,945
Balance at beginning of period                                28,057,189         27,570,984         28,680,335         25,542,390
                                                           -------------      -------------      -------------      -------------
Balance at end of period                                      28,509,266         28,057,189         27,570,984         28,680,335
                                                           -------------      -------------      -------------      -------------
                                                           -------------      -------------      -------------      -------------
                                                                              DEAN WITTER CORNERSTONE FUND III
                                                              ---------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              2,778,204         11,031,694         (5,680,495)        (2,829,361)
Noncash item included in net income (loss):
  Net change in unrealized                                     2,997,491           (561,437)         1,350,056         (3,815,157)
(INCREASE) DECREASE IN OPERATING ASSETS:
  Net option premiums                                            291,412                 --                 --                 --
  Interest receivable (DWR)                                       21,313             33,368            (79,962)            21,271
  Receivable from DWR                                              1,755             89,133           (213,589)            32,428
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Common administrative expenses payable                         (84,488)           (44,369)            11,260            137,662
  Accrued management fees                                        (16,243)              (265)           (30,263)           (14,483)
  Accrued brokerage commissions (DWR)                            (37,030)           (34,476)            77,852            (65,492)
  Accrued transaction fees and costs                              (8,629)             7,239              4,810             (5,129)
                                                           -------------      -------------      -------------      -------------
Net cash provided by (used for) operating activities           5,943,785         10,520,887         (4,560,331)        (6,538,261)
                                                           -------------      -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                                8,388             49,000          5,299,578          9,819,616
  Increase (decrease) in redemptions payable                      41,381            (26,829)            75,572           (201,692)
  Redemptions of units                                        (7,700,908)       (11,133,473)        (8,773,323)       (11,133,649)
                                                           -------------      -------------      -------------      -------------
Net cash used for financing activities                        (7,651,139)       (11,111,302)        (3,398,173)        (1,515,725)
                                                           -------------      -------------      -------------      -------------
Net (decrease) in cash                                        (1,707,354)          (590,415)        (7,958,504)        (8,053,986)
Balance at beginning of period                                42,294,365         42,884,780         50,843,284         58,897,270
                                                           -------------      -------------      -------------      -------------
Balance at end of period                                      40,587,011         42,294,365         42,884,780         50,843,284
                                                           -------------      -------------      -------------      -------------
                                                           -------------      -------------      -------------      -------------
                                                                              DEAN WITTER CORNERSTONE FUND IV
                                                              ---------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                             11,532,721         24,196,319        (18,909,651)       (14,283,394)
Noncash item included in net income (loss):
  Net change in unrealized                                    (5,260,377)           198,148          1,726,877           (717,487)
(INCREASE) DECREASE IN OPERATING ASSETS:
  Interest receivable (DWR)                                       59,356             69,406           (184,980)           (18,641)
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Accrued management fees                                        (26,487)           (22,567)           (41,612)            51,567
  Common administrative expenses payable                        (141,781)           (89,342)             8,605            206,517
  Accrued brokerage commissions (DWR)                             41,760             32,580                 --           (120,420)
  Accrued transaction fees and costs                               2,025              1,629                 --             (6,924)
  Accrued incentive fees                                              --                 --                 --         (3,722,665)
                                                           -------------      -------------      -------------      -------------
Net cash provided by (used for) operating activities           6,207,217         24,386,173        (17,400,761)       (18,611,447)
                                                           -------------      -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                              108,665            212,691         20,753,129         46,450,637
  Increase (decrease) in redemptions payable                     224,709           (544,818)           519,604            321,383
  Redemptions of units                                       (19,812,153)       (30,634,265)       (17,151,842)       (10,990,675)
                                                           -------------      -------------      -------------      -------------
Net cash provided by (used for) financing activities         (19,478,779)       (30,966,392)         4,120,891         35,781,345
                                                           -------------      -------------      -------------      -------------
Net increase (decrease) in cash                              (13,271,562)        (6,580,219)       (13,279,870)        17,169,898
Balance at beginning of period                               104,927,961        111,508,180        124,788,050        107,618,152
                                                           -------------      -------------      -------------      -------------
Balance at end of period                                      91,656,399        104,927,961        111,508,180        124,788,050
                                                           -------------      -------------      -------------      -------------
                                                           -------------      -------------      -------------      -------------

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization--Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage in the speculative trading of commodity futures contracts and forward contracts on foreign currencies. The general partner for each Partnership is Demeter Management Corporation (the "General Partner"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and the General Partner are wholly-owned subsidiaries of Dean Witter, Discover & Co.

     The General Partner is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

     Basis of Accounting--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

     Revenue Recognition--Commodity futures contracts and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays each Partnership interest income based upon 80% of its average daily Net Assets at a rate equal to the average yield on 13-Week U.S. Treasury Bills issued during such month. For purposes of such interest payments in Dean Witter Cornerstone Fund IV, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

     Net Income (Loss) per Unit--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

     Equity in Commodity Futures Trading Accounts--The Partnerships' assets "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because each Partnership has a master netting agreement with DWR.

     Brokerage Commissions and Related Transaction Fees and Costs--Brokerage commissions for each Partnership are accrued at 80% of DWR's published non-member rates on a half-turn basis.

     Through March 31, 1995, brokerage commissions were capped at 1% per month of the adjusted Net Assets allocated to each trading program employed by a Trading Advisor. Effective April 1, 1995, the cap was reduced to 3/4 of 1%. Related transaction fees and costs are accrued on a half-turn basis.

     Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at 13/20 of 1% per month of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement) applied on a per trading system basis, allocated to each such trading system.

     Operating Expenses--Each Partnership has entered into an exchange agreement pursuant to which certain common administrative expenses (i.e., legal, auditing, accounting, filing fees and other related expenses) are shared by each of the Partnerships based upon the number of Units of each Partnership outstanding during the month in which such expenses are incurred. In addition, the Partnerships incur monthly management fees and may incur incentive fees. The General Partner bears all other operating expenses.

     Income Taxes--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

     Distributions--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date.

     Continuing Offering--Through September 26, 1994, Units of each Partnership were offered at a price equal to 107.625% of the Net Asset Value per Unit as of the opening of business on the first day of the month, which price included a 5% selling commission and a 2.5% charge for expenses relating to the continuing offering of Units. These expenses were shared by the Partnerships. Any funds received by DWR as a result of the Continuing Offering Expense charges that were in excess of the Continuing Offering Expenses incurred, were contributed pro-rata to the Partnerships, as a contribution of capital to the Partnerships for which no Units were issued. On September 26, 1994, the Continuing Offering was discontinued.

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Redemptions--After an initial 180-day period, Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the last day of any month upon fifteen days advance notice by redemption form to the General Partner.

     If the proceeds of a redemption are reinvested in any of the Partnerships within 180 days, the General Partner will waive the selling commissions and continuous offering expense charges on the amount reinvested.

     Exchanges--On the last day of the first month, which occurs more than 180 days after a person first becomes a Limited Partner in any of the Partnerships, and the end of each month thereafter, Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

     Dissolution of the Partnership--Each Partnership will terminate on September 30, 2025 regardless of its financial condition at such time, upon a decline in Net Assets to less than $250,000, a decline in the Net Asset Value per Unit to less than $250, or under certain other circumstances defined in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

     Each Partnership pays brokerage commissions to DWR on trades executed on its behalf as described in Note 1. Each Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1.

3. TRADING ADVISORS

     The General Partner, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership as of December 31, 1996 were as follows:

Dean Witter Cornerstone Fund II
     Abacus Asset Management Inc.
     John W. Henry & Company, Inc.

Dean Witter Cornerstone Fund III
     Welton Investment Systems Corporation
     Abraham Trading Co.
     Sunrise Capital Management

Dean Witter Cornerstone Fund IV
     John W. Henry & Company, Inc.
     Sunrise Capital Management

     Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

     Management Fee--The management fee is accrued at the rate of 1/3of 1% per month of the Net Assets under management by each trading advisor at each month end.

     Incentive Fee--Each Partnership will pay an annual incentive fee equal to 15% of the "New Appreciation" in Net Assets as of the end of each annual incentive period ending December 31, except for Dean Witter Cornerstone Fund IV, which will pay incentive fees at the end of each annual incentive period ending May 31. Such incentive fee is accrued in each month in which "New Appreciation" occurs. In those months in which "New Appreciation" is negative, previous accruals, if any, during the incentive period will be reduced. In those instances in which a Limited Partner redeems an investment, the incentive fee (if earned through a redemption date) is to be paid on those redemptions to the trading advisor in the month of such redemption.

4. FINANCIAL INSTRUMENTS

     The Partnerships trade futures and forward contracts in interest rates, stock indices, commodities, currencies, petroleum and precious metals. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996, 1995, and 1994, open contracts were:

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                        CORNERSTONE II
                                                         ---------------------------------------------
                                                                  CONTRACT OR NOTIONAL AMOUNT
                                                         ---------------------------------------------

                                                                         DECEMBER 31,
                                                            1996             1995             1994
                                                         -----------      -----------      -----------
                                                              $                $                $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS
     Commitments to Purchase........................      18,287,000      140,924,000        7,734,000
     Commitments to Sell............................      70,723,000        3,298,000          --
  Commodity Futures:
     Commitments to Purchase........................       6,346,000       53,994,000       23,692,000
     Commitments to Sell............................      14,596,000       10,484,000       14,973,000
  Foreign Futures:
     Commitments to Purchase........................      57,075,000       51,681,000        8,655,000
     Commitments to Sell............................       8,798,000        1,656,000      161,925,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase........................      26,688,000       15,585,000       28,327,000
     Commitments to Sell............................      18,334,000       44,881,000       32,192,000
                                                                        CORNERSTONE III
                                                         ---------------------------------------------
                                                                  CONTRACT OR NOTIONAL AMOUNT
                                                         ---------------------------------------------
                                                                         DECEMBER 31,
                                                            1996             1995             1994
                                                         -----------      -----------      -----------
                                                              $                $                $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS
     Commitments to Purchase........................     118,163,000      239,465,000       54,158,000
     Commitments to Sell............................      59,405,000       39,640,000      204,207,000
     Options Written................................      18,613,000          --               --
  Commodity Futures:
     Commitments to Purchase........................      17,683,000      115,420,000       48,926,000
     Commitments to Sell............................      22,811,000       19,794,000       14,006,000
     Options Written................................      18,407,000          --               --
  Foreign Futures:
     Commitments to Purchase........................      62,344,000      139,878,000      116,919,000
     Commitments to Sell............................      22,390,000       22,202,000      169,271,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase........................         420,000          --            29,664,000
     Commitments to Sell............................       1,379,000          --            84,416,000

                                                                        CORNERSTONE IV
                                                         ---------------------------------------------
                                                                  CONTRACT OR NOTIONAL AMOUNT
                                                         ---------------------------------------------
                                                                         DECEMBER 31,
                                                            1996             1995             1994
                                                         -----------      -----------      -----------
                                                              $                $                $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS
     Commitments to Purchase........................      93,583,000       31,917,000          --
     Commitments to Sell............................     118,029,000       70,298,000          --
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase........................     208,140,000      116,547,000      504,027,000
     Commitments to Sell............................     205,227,000      170,990,000      645,892,000

     A portion of the amounts indicated as off-balance-sheet risk in forward foreign currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

     The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled at December 31, 1996, 1995, and

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1994, respectively, $1,316,434, $3,368,107 and $4,316,080 for Cornerstone II,
$2,580,803, $5,578,294 and $5,016,857 for Cornerstone III and $5,330,520,
$70,143 and $268,291 for Cornerstone IV.

     For Cornerstone II, of the $1,316,434 net unrealized gain on open contracts at December 31, 1996, $1,342,050 related to exchange-traded futures contracts and $(25,616) related to off-exchange-traded forward currency contracts. Of the $3,368,107 net unrealized gain on open contracts at December 31, 1995, $3,448,812 related to exchange-traded futures contracts and ($80,705) related to off-exchange-traded forward currency contracts. Of the $4,316,080 net unrealized gain on open contracts at December 31, 1994, $4,296,011 related to exchange-traded futures contracts and $20,069 related to off-exchange-traded forward currency contracts.

     For Cornerstone III, of the $2,580,803 net unrealized gain on open contracts at December 31, 1996, $2,589,289 related to exchange-traded futures contracts and $(8,486) related to off-exchange-traded forward currency contracts. Net unrealized gain on open contracts at December 31, 1995 of $5,578,294 related entirely to exchange-traded futures. Of the $5,016,857 net unrealized gain on open contracts at December 31, 1994, $5,788,691 related to exchange-traded futures contracts and ($771,834) related to off-exchange-traded forward currency contracts.

     For Cornerstone IV, of the $5,330,520 net unrealized gain on open contracts at December 31, 1996, $5,350,525 related to exchange-traded futures contracts and $(20,005) related to off-exchange-traded forward currency contracts. Of the $70,143 net unrealized gain on open contracts at December 31, 1995, $534,487 related to exchange-traded futures contracts and ($464,344) related to off-exchange-traded forward currency contracts. The net unrealized gain on open contracts at December 31, 1994, related entirely to off-exchange-traded forward currency contracts.

     The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnerships' Statements of Financial Condition.

     Exchange-traded contracts and off-exchange-traded forward currency contracts held by the Partnerships at December 1996, 1995, and 1994 mature as follows:

                                                                                            DECEMBER 31,
                                                                          1996                  1995                  1994
                                                                     --------------        --------------        --------------
CORNERSTONE II
  Exchange-Traded Contracts.......................................     June 1998           December 1996         September 1995
  Off-Exchange-Traded Forward Currency Contracts..................     March 1997          December 1996           March 1995
CORNERSTONE III
  Exchange-Traded Contracts.......................................     June 1997           December 1996            May 1995
  Off-Exchange-Traded Forward Currency Contracts..................    January 1997          January 1996           March 1995
CORNERSTONE IV
  Exchange-Traded Contracts.......................................     March 1997            March 1996                --
  Off-Exchange-Traded Forward Currency Contracts..................     March 1997           January 1996           March 1995

     The Partnerships also have credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnerships' assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant of all of the Partnerships' exchange-traded futures contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts including an amount equal to the net unrealized gain on all open futures contracts which funds totaled at December 31, 1996, 1995 and 1994, respectively, $29,851,316, $31,506,001 and $31,866,995 for Cornerstone II,
$43,176,300, $47,872,659 and $48,673,471 for Cornerstone III, and $97,006,924,
$105,462,448 and $111,508,180 for Cornerstone IV. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized
                                      S-32

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED) gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

     For the years ended December 31, 1996 and 1995 the average fair value of financial instruments held for trading purposes was as follows:

                                                                                        CORNERSTONE II
                                                               -----------------------------------------------------------------
                                                                                      FOR THE YEAR ENDED

                                                                           1996                                1995
                                                               -----------------------------       -----------------------------
                                                                 ASSETS          LIABILITIES         ASSETS          LIABILITIES
                                                               -----------       -----------       -----------       -----------
                                                                    $                 $                 $                 $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures......................................       48,469,000        47,433,000        75,146,000         7,443,000
  Commodity Futures......................................       24,459,000        22,228,000        36,847,000        12,456,000
  Foreign Futures........................................       43,821,000        14,875,000        62,270,000        57,113,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS...........       38,522,000        44,536,000        16,455,000        23,929,000
                                                                                        CORNERSTONE III
                                                               -----------------------------------------------------------------
                                                                                      FOR THE YEAR ENDED
                                                                           1996                                1995
                                                               -----------------------------       -----------------------------
                                                                 ASSETS          LIABILITIES         ASSETS          LIABILITIES
                                                               -----------       -----------       -----------       -----------
                                                                    $                 $                 $                 $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures......................................      105,128,000        74,480,000       125,222,000        74,782,000
  Options on Financial Futures...........................          --             10,138,000           --                --
  Commodity Futures......................................       44,276,000        18,531,000        67,127,000        16,871,000
  Options on Commodity Futures...........................          --              2,763,000           --                --
  Foreign Futures........................................       80,000,000        27,228,000       122,725,000        68,993,000
  Options on Foreign Futures.............................          --                    584           --                --
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS...........          233,000           354,000         8,899,000        25,325,000

                                                                                        CORNERSTONE IV
                                                               -----------------------------------------------------------------
                                                                                      FOR THE YEAR ENDED
                                                                           1996                                1995
                                                               -----------------------------       -----------------------------
                                                                 ASSETS          LIABILITIES         ASSETS          LIABILITIES
                                                               -----------       -----------       -----------       -----------
                                                                    $                 $                 $                 $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS..............       67,114,000       125,331,000        10,215,000        22,213,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS...........      334,452,000       334,461,000       273,150,000       311,898,000

5. LEGAL MATTERS

     On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., DWD (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnership, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. Similar purported class actions were also filed on September 18, and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Parternship, sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnership have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of
                                      S-33

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED) management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnership.

6. SUBSEQUENT EVENTS

     Effective April 16, 1997, Northfield Trading L.P. became a Trading Manager for Cornerstone II. Effective February 28, 1997, Abacus Trading Corporation ceased to be a Trading Manager for Cornerstone II.

     On February 5, 1997, DWD and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each Morgan Stanley common share will be exchanged for 1.65 common shares of DWD. Morgan Stanley preferred shares outstanding at the date of the merger will be exchanged for preferred shares of DWD having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is intended to be a tax-free exchange and accounted for as a pooling of interest and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
     Demeter Management Corporation:

We have audited the accompanying statements of financial condition of Demeter Management Corporation (a wholly-owned subsidiary of Dean Witter, Discover & Co.) (the "Company") as of December 31, 1996 and 1995. These statements of financial condition are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation as of December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

February 17, 1997
(March 13, 1997 as to Note 5 and March 27, 1997 as to Note 6)
New York, New York

                         DEMETER MANAGEMENT CORPORATION
        (WHOLLY-OWNED SUBSIDIARY OF DEAN WITTER, DISCOVER & CO. ("DWD"))

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                 DECEMBER 31,
                                                                        ------------------------------
ASSETS                                                                      1996              1995
                                                                        ------------      ------------

                                                                             $                 $
Investments in affiliated partnerships (Note 2)                           18,955,507        17,788,814
Receivable from affiliated partnership                                         1,049             1,154
                                                                        ------------      ------------
Total Assets                                                              18,956,556        17,789,968
                                                                        ------------      ------------
                                                                        ------------      ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
  LIABILITIES
Payable to DWD (Note 3)                                                   15,762,235        15,157,797
Income taxes payable                                                         114,218           156,337
Accrued expenses                                                              30,379            32,579
                                                                        ------------      ------------
Total Liabilities                                                         15,906,832        15,346,713
                                                                        ------------      ------------
STOCKHOLDER'S EQUITY:
Common stock, no par value:
Authorized 1,000 shares; Issued and outstanding 100 shares at
  stated value of $500 per share                                              50,000            50,000
Additional paid-in capital                                               111,170,000       111,170,000
Retained earnings                                                          2,899,724         2,293,255
                                                                        ------------      ------------
                                                                         114,119,724       113,513,255
Less: Notes receivable from DWD (Note 4)                                (111,070,000)     (111,070,000)
                                                                        ------------      ------------
Total Stockholder's Equity                                                 3,049,724         2,443,255
                                                                        ------------      ------------
Total Liabilities and Stockholder's Equity                                18,956,556        17,789,968
                                                                        ------------      ------------
                                                                        ------------      ------------


   The accompanying notes are an integral part of this financial statement.

                         DEMETER MANAGEMENT CORPORATION
            (WHOLLY-OWNED SUBSIDIARY OF DEAN WITTER, DISCOVER & CO.)

                   NOTES TO STATEMENTS OF FINANCIAL CONDITION

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

     Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Dean Witter, Discover & Co. ("DWD").

     Demeter manages the following commodity pools as their sole general partner: Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership ("DWDFF"), Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P. (formerly Dean Witter Principal Guaranteed Fund L.P.), Dean Witter Principal Plus Fund L.P. ("DWPPF"), Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P. (formerly Dean Witter Principal Secured Futures Fund L.P.) ("DWPSF"), Dean Witter Select Futures Fund L.P. ("DWSFF"), Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Balanced Portfolio Account I L.P. ("DWIBP I"), Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Dean Witter Anchor Institutional Balanced Portfolio Account L.P., Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P., Dean Witter Spectrum Technical L.P., DWR Chesapeake L.P., DWR Institutional Balanced Portfolio Account III L.P., and DWR/JWH Futures Fund L.P. ("DWR/JWH").

     Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

     Demeter reopened DWDFF for additional investment and on June 30, 1995 DWDFF registered with the Securities and Exchange Commission (the "SEC") 75,000 units which were offered to investors for a limited time in a public offering.

     Demeter terminated Dean Witter Principal Guaranteed Fund III L.P. ("DWPGF III") as of September 30, 1995. DWPGF III received the guarantee payment necessary to bring the net asset value per unit to $1,000, and all units were redeemed.

     Demeter reopened DWPPF for additional investment and on November 8, 1995 DWPPF registered with the SEC 75,000 units which were offered to investors for a limited time in a public offering.

     In November of 1995, Demeter entered into a limited partnership agreement as General Partner in DWR/ JWH, which offered units to investors in an initial private offering period ending January 31, 1996 and began trading on February 1, 1996. Demeter's initial investment in DWR/JWH was $75,000.

     Demeter terminated Dean Witter Principal Guaranteed Fund II L.P. ("DWPGF II") as of March 31, 1996. DWPGF II was liquidated and holders of units as of March 31, 1996 received a final distribution equal to the net asset value per unit on that date multiplied by their respective number of units.

     On July 31, 1996, with the Net Asset Value of DWPSF above $1,000 per unit, the letter of credit arrangement which assured investors who redeemed their units on July 31, 1996 a minimum Net Asset Value of $1,000 per unit expired. On August 1, 1996, that partnership was renamed "Dean Witter Portfolio Strategy Fund L.P." and will continue trading in a non-guaranteed format. As a result, both the reduction of interest income of 1.125% per annum for the letter of credit fee paid by Dean Witter Reynolds Inc. ("DWR") and the letter of credit fee of 1% of new appreciation have been eliminated.

     Demeter reopened DWSFF for additional investment and on August 13, 1996 DWSFF registered with the SEC 60,000 Units which are being offered to investors for a limited time in a public offering.

     On August 20, 1996, Demeter ceased trading activities in DWIBP I and distributed approximately 97% of DWIBP I's assets. At that time, there were open forward positions maturing through December 1996. DWIBP I will liquidate and distribute its remaining assets in 1997.

     Income Taxes--The results of operations of Demeter are included in the consolidated federal income tax return of DWD, computed on a separate company basis and due to DWD.

     Basis of Accounting--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

2. INVESTMENTS IN AFFILIATED PARTNERSHIPS

     The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than, 1 percent of the aggregate capital contributed to the partnership by all partners.

     The total assets, liabilities and partners' capital of all the funds managed by Demeter at December 31, 1996 and 1995 were as follows:

                                                                               DECEMBER 31,
                                                                    ----------------------------------
                                                                         1996                1995
                                                                    --------------      --------------

                                                                          $                   $
Total assets...................................................      1,084,660,072       1,091,082,360
Total liabilities..............................................         27,893,698          20,934,451
Total partners' capital........................................      1,056,766,374       1,070,147,909

Demeter's investments in the above limited partnerships are carried at market value with changes in such market value reflected currently in operations.

3. PAYABLE TO DWD

     The payable to DWD is primarily for amounts due for the purchase of partnership investments.

4. NET WORTH REQUIREMENT

     At December 31, 1996 and 1995, Demeter held non-interest bearing notes from DWD that were payable on demand. These notes were received in connection with additional capital contributions aggregating $111,070,000.

     The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

     In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from DWD are included in net worth for purposes of this calculation.

5. LEGAL MATTERS

     On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., DWD (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

6. SUBSEQUENT EVENTS

     On February 5, 1997, DWD and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. The new company will be named Morgan Stanley, Dean Witter, Discover & Co. Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each Morgan Stanley common share will be exchanged for 1.65 common shares of DWD. Morgan Stanley preferred
                                      S-38
shares outstanding at the date of the merger will be exchanged for preferred shares of DWD having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is intended to be a tax-free exchange and accounted for as a pooling of interest and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies.

     On March 27, 1997, Demeter filed with the SEC on Form S-1 a Registration Statement in order to register 50,000 units of DWPSF to be offered to investors for a limited time in a public offering.

                        DEAN WITTER CORNERSTONE FUND II
                        DEAN WITTER CORNERSTONE FUND III
                        DEAN WITTER CORNERSTONE FUND IV
               SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 28, 1996


     The Prospectus dated August 28, 1996 is supplemented by a Supplement dated May 14, 1997. The Supplement is an integral part of, and must be read together with, the Prospectus.



May 14, 1997